Filed Pursuant to Rule 424(b)(2)
Registration No. 333-220010

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
2.000% Notes due 2025	$500,000,000	99.848%	$499,240,000	$64,801.35
2.700% Notes due 2030	$500,000,000	99.721%	$498,605,000	$64,718.93

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. The total registration fee due for this offering is $129,520.28.

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 17, 2017)

$1,000,000,000

$500,000,000 2.000% Notes due 2025

$500,000,000 2.700% Notes due 2030

The 2.000% notes will mature on June 1, 2025 (the “2025 Notes”) and the 2.700% notes will mature on June 1, 2030 (the “2030 Notes” and, together with the 2025 Notes, the “Notes”). We will pay interest on the Notes semi-annually in arrears on June 1 and December 1 of each year, commencing December 1, 2020.

We may, at our option, redeem either series of the Notes, in whole or in part, at any time or from time to time, at the applicable redemption prices set forth under “Description of Notes—Optional Redemption.”

The Notes will be our senior unsecured obligations and will rank equally with our existing and future senior unsecured indebtedness. Each series of the Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Each series of the Notes is a new issue of securities with no established trading market. We do not intend to apply for the listing of either series of the Notes on any securities exchange or for quotation of such Notes on any automated dealer quotation system.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-4 of this prospectus supplement and on page 1 of the accompanying prospectus.

	Public Offering Price (1)	Underwriting Discount	Proceeds to Nucor (before expenses)
Per 2025 Note	99.848%	0.600%	99.248%
Total	$499,240,000	$3,000,000	$496,240,000
Per 2030 Note	99.721%	0.650%	99.071%
Total	$498,605,000	$3,250,000	$495,355,000

(1)	Plus accrued interest from May 22, 2020, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Notes in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V. and Clearstream Banking, S.A., on or about May 22, 2020, against payment therefor in immediately available funds.

Joint Book-Running Managers

BofA Securities	J.P. Morgan	Wells Fargo Securities

Deutsche Bank Securities	RBC Capital Markets	US Bancorp

Co-Managers

Fifth Third Securities	PNC Capital Markets LLC	SunTrust Robinson Humphrey

Siebert Williams Shank	MUFG

The date of this prospectus supplement is May 20, 2020.

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering, the Notes and matters relating to us and our financial performance and condition. The second part, the accompanying prospectus, dated August 17, 2017, gives more general information, some of which does not apply to this offering.

Except as otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement to “Nucor,” the “Company,” “we,” “us,” “our” and similar terms refer to Nucor Corporation and its consolidated subsidiaries.

S-i

If the description of this offering and the Notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. In various places in this prospectus supplement and the accompanying prospectus, we refer you to sections of other documents for additional information by indicating the caption headings of the other sections. All cross-references in this prospectus supplement are to captions contained in this prospectus supplement and not in the accompanying prospectus, unless otherwise indicated.

We have not, and the underwriters and their respective affiliates and agents have not, authorized any person to provide any information or to represent anything about us other than what is contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus or any related free writing prospectus prepared by or on behalf of us or to which we have referred you. We do not, and the underwriters and their respective affiliates and agents do not, take any responsibility for, and can provide no assurance as to the reliability of, information that others may provide you.

We and the underwriters are offering to sell the Notes only in places where offers and sales are permitted.

You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement or the accompanying prospectus or that any information incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

S-ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents incorporated by reference herein and therein may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements containing words such as “anticipate,” “believe,” “expect,” “project,” “may,” “will,” “should,” “could” and similar expressions are intended to highlight or indicate forward-looking statements. These forward-looking statements reflect our best judgment based on current information, and, although we base these statements on circumstances that we believe to be reasonable when made, there can be no assurance that future events will not affect the accuracy of such forward-looking information. As such, the forward-looking statements are not guarantees of future performance, and actual results may vary materially from the projected results and expectations discussed. Factors that might cause our actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (i) competitive pressure on sales and pricing, including pressure from imports and substitute materials; (ii) U.S. and foreign trade policies affecting steel imports or exports; (iii) the sensitivity of the results of our operations to prevailing market steel prices and changes in the supply and cost of raw materials, including pig iron, iron ore and scrap steel; (iv) the availability and cost of electricity and natural gas which could negatively affect our cost of steel production or result in a delay or cancellation of existing or future drilling within our natural gas drilling programs; (v) critical equipment failures and business interruptions; (vi) market demand for steel products, which, in the case of many of our products, is driven by the level of nonresidential construction activity in the United States, as well as prevailing domestic prices for oil and gas; (vii) impairment in the recorded value of inventory, equity investments, fixed assets, goodwill or other long-lived assets; (viii) uncertainties surrounding the global economy, including excess world capacity for steel production; (ix) fluctuations in currency conversion rates; (x) significant changes in laws or government regulations affecting environmental compliance, including legislation and regulations that result in greater regulation of greenhouse gas emissions that could increase our energy costs and our capital expenditures and operating costs or cause one or more of our permits to be revoked or make it more difficult to obtain permit modifications; (xi) the cyclical nature of the steel industry; (xii) capital investments and their impact on our performance; (xiii) our safety performance; and (xiv) the impact of the COVID-19 pandemic. Additional information regarding the risks and uncertainties which may affect our business operations and financial performance can be found in our filings with the Securities and Exchange Commission (the “SEC”) and under the heading “Risk Factors” in this prospectus supplement.

The forward-looking statements contained in this prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents incorporated by reference herein and therein are expressly qualified in their entirety by the foregoing cautionary statements. The foregoing list of important factors that may affect future results is not exhaustive. When relying on forward-looking statements to make decisions, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. All such forward-looking statements are based upon data available as of the date of this prospectus supplement or other specified date and speak only as of such date. Except as may be required by applicable law, we expressly disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, change in circumstances, future events or otherwise.

You should carefully read this prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents incorporated by reference herein and therein in their entirety. They contain information that you should consider when making your investment decision.

S-iii

SUMMARY

The brief description of our business included below and the brief summary of some of the terms of this offering that is included on the following pages of this prospectus supplement highlight information incorporated by reference or contained elsewhere in this prospectus supplement and the accompanying prospectus. These summaries are not intended to be complete and do not contain all of the information that may be important to you and that you should consider about our business and the terms of this offering before investing in the Notes. For a more complete understanding of the Company and this offering of the Notes, you should carefully read this prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents incorporated by reference herein and therein (including our consolidated financial statements and the notes thereto) before making an investment decision.

Nucor Corporation

Our Business

Nucor and its affiliates manufacture steel and steel products. The Company also produces direct reduced iron (“DRI”) for use in its steel mills. Through The David J. Joseph Company and its affiliates, the Company also processes ferrous and nonferrous metals and brokers ferrous and nonferrous metals, pig iron, hot briquetted iron and DRI. Most of the Company’s operating facilities and customers are located in North America. Nucor’s operations include international trading and sales companies that buy and sell steel and steel products manufactured by the Company and others. The Company is North America’s largest recycler, using scrap steel as the primary raw material in producing steel and steel products.

Our shares of common stock are listed on the New York Stock Exchange under the symbol “NUE.”

The Offering

Issuer	Nucor Corporation

Securities Offered	$500 milion aggregate principal amount of 2.000% notes due June 1, 2025 (the “2025 Notes”)

$500 million aggregate principal amount of 2.700% notes due June 1, 2030 (the “2030 Notes”)

Maturity Dates	The 2025 Notes will mature on June 1, 2025.

The 2030 Notes will mature on June 1, 2030.

Interest Rates	The 2025 Notes will bear interest at a rate of 2.000% per annum.

The 2030 Notes will bear interest at a rate of 2.700% per annum.

Interest Payment Dates	The Notes will bear interest from, and including, May 22, 2020, payable semi-annually in arrears on June 1 and December 1 of each year, commencing December 1, 2020.

Ranking	The Notes will be our senior unsecured obligations and will rank equally with our existing and future senior unsecured indebtedness. The Notes will be effectively subordinated to our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness and structurally subordinated to all existing and future indebtedness and liabilities of our subsidiaries. See “Description of Notes—Ranking” in this prospectus supplement and “Description of Our Debt Securities—General” in the accompanying prospectus.

Optional Redemption	At any time prior to May 1, 2025 with respect to the 2025 Notes (one month prior to the maturity date of the 2025 Notes) and March 1, 2030 with respect to the 2030 Notes (three months prior to the maturity date of the 2030 Notes), the Notes will be redeemable, in whole or in part, at any time or from time to time, at our option, at a redemption price equal to the greater of: (i) 100% of the principal amount of the Notes to be redeemed; or (ii) the sum of the present values of the Remaining Scheduled Payments (as defined in “Description of Notes—Optional Redemption”) on such Notes being redeemed that would be due if the Notes to be redeemed matured on the applicable Par Call Date (as defined in “Description of Notes—Optional Redemption”), discounted to the redemption date on a semi-annual basis at the Adjusted Treasury Rate (as defined in “Description of Notes—Optional Redemption”), plus, in each case, accrued and unpaid interest thereon, to, but excluding, the redemption date.

On or after May 1, 2025 with respect to the 2025 Notes (one month prior to the maturity date of the 2025 Notes) and March 1, 2030 with respect to the 2030 Notes (three months prior to the maturity date of the 2030 Notes), the Notes will be redeemable, in whole or in part, at any time or from time to time, at our option, at 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon, to, but excluding, the redemption date. See “Description of Notes—Optional Redemption.”

Repurchase at the Option of Holders

Upon a Change of Control Triggering

Event	If a Change of Control Triggering Event (as defined in “Description of Notes—Change of Control Offer to Purchase”) occurs, you will have the right to require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of your Notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest, if any, on such Notes, to, but excluding, the purchase date (unless a notice of redemption has been delivered within 30 days after such Change of Control Triggering Event stating that all of the Notes will be redeemed as described under “Description of Notes—Optional Redemption”). See “Description of Notes—Change of Control Offer to Purchase.”

Covenants	The indenture pursuant to which the Notes will be issued will contain covenants that, among other things, limit our ability and the ability of our Restricted Subsidiaries (as defined in “Description of Notes—Covenants Applicable to the Notes”) to secure indebtedness with a security interest on certain property or stock or to engage in certain sale and leaseback transactions with respect to certain properties. See “Description of Notes—Covenants Applicable to the Notes.”

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $989.4 million, after deducting our estimated offering expenses and the underwriting discount. We plan to use the net proceeds from the sale of the Notes for general corporate purposes, which may include, but are not limited to, working capital, capital expenditures, advances for or investments in our subsidiaries, acquisitions, redemption and repayment of outstanding indebtedness, and purchases of our common stock. See “Use of Proceeds.”

Form and Denomination	We will issue each series of the Notes in fully registered book-entry form and in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

No Listing	We do not intend to apply for the listing of either series of the Notes on any securities exchange or for quotation of such Notes on any automated dealer quotation system.

Trustee	U.S. Bank National Association

RISK FACTORS

An investment in the Notes is subject to certain risks. This prospectus supplement does not describe all of the risks of an investment in the Notes. Before purchasing any Notes, you should carefully read this prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents incorporated by reference herein and therein, including “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019, and “Risk Factors” in Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended April 4, 2020, as well as those risk factors included below. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also adversely affect our business and operations. If any of the matters described in the risk factors were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected. In such case, you could lose all or a portion of your investment.

The COVID-19 pandemic, as well as similar epidemics and public health emergencies in the future, could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Our operations expose us to risks associated with pandemics, epidemics and other public health emergencies, such as the recent COVID-19 pandemic which has spread from China to many other countries including the United States. In March 2020, the World Health Organization characterized the outbreak of COVID-19 as a pandemic, and the President of the United States declared the COVID-19 pandemic a national emergency.

We are a company operating in a critical infrastructure industry, as defined by the U.S. Department of Homeland Security. Shelter-in-place or stay-at-home orders have been implemented in most of the jurisdictions in the United States where we operate production facilities. In all these jurisdictions, Nucor has been deemed an essential or life-sustaining operation and, accordingly, we are maintaining operations sufficient to meet our customers’ ongoing needs. In spite of our continued operations, the COVID-19 pandemic has begun to have and may have further negative impacts on our operations, supply chain, transportation networks and customers, which may compress our margins, including as a result of preventative and precautionary measures that we, other businesses and governments are taking. The COVID-19 pandemic is a widespread public health crisis that is adversely affecting financial markets and the economies of many countries. Any resulting economic downturn could adversely affect demand for our products and contribute to volatile supply and demand conditions affecting prices and volumes in the markets for our products and raw materials. The progression of the COVID-19 pandemic could also negatively impact our business or results of operations through the temporary closure of our operating facilities or those of our customers or suppliers.

In addition, the ability of our teammates and our suppliers’ and customers’ teammates to work may be significantly impacted by individuals contracting or being exposed to COVID-19 or, as a result of the control measures noted above, which may significantly impact our production throughout the supply chain and constrict sales channels. Our customers may be directly impacted by business interruptions or weak market conditions and may not be willing or able to fulfill their contractual obligations. Furthermore, the progression of and global response to the COVID-19 pandemic has begun to cause and increases the risk of further delays in construction activities and equipment deliveries related to our capital projects, including potential delays in obtaining permits from government agencies. The extent of such delays and other effects of COVID-19 on our capital projects, certain of which are outside of our control, is unknown, but they could impact or delay the timing of anticipated benefits on capital projects.

The extent to which COVID-19 may adversely impact our business depends on future developments, which are highly uncertain and unpredictable, including new information concerning the severity of the pandemic and the effectiveness of actions globally to contain or mitigate its effects. While we expect the COVID-19 pandemic to negatively impact our results of operations, cash flows and financial position, the current level of uncertainty over the economic and operational impacts of COVID-19 means the related financial impact cannot be reasonably estimated at this time.

The Notes will be structurally subordinated to all obligations of our subsidiaries.

The Notes will not be guaranteed by our subsidiaries, and, therefore, they will be structurally subordinated to all existing and future indebtedness and liabilities of our subsidiaries. As of April 4, 2020, our subsidiaries had $53.3 million aggregate principal amount of indebtedness, consisting of trade credit financing arrangements. Except as described under “Description of Notes—Covenants Applicable to the Notes,” the indenture pursuant to which the Notes will be issued does not limit any of our subsidiaries from incurring more indebtedness or issuing more securities and does not contain financial or similar restrictions on any of our subsidiaries. Our rights and the rights of our creditors, including holders of the Notes, to participate in any distribution of assets of any of our subsidiaries, upon the subsidiary’s liquidation or reorganization or otherwise, will be structurally subordinated to the claims of the subsidiary’s creditors, except to the extent that we or any of our creditors may be a creditor of that subsidiary. In the event of a bankruptcy, liquidation or dissolution of a subsidiary, following payment by the subsidiary of its liabilities, the subsidiary may not have sufficient assets to make payments to us.

Active trading markets for the Notes may not develop or be sustained.

Each series of the Notes is a new issue of securities with no established trading market. We do not intend to apply for the listing of either series of the Notes on any securities exchange or for quotation of such Notes on any automated dealer quotation system. Although the underwriters have advised us that they presently intend to make a market in the Notes of each series after completion of the offering, they have no obligation to do so, and such market-making activities may be discontinued at any time without notice. We cannot assure the liquidity of the trading markets for the Notes or that active trading markets for the Notes will develop or be sustained. If active trading markets for the Notes are not developed or sustained, the market prices and liquidity of the Notes may be adversely affected.

Despite current indebtedness levels, we may still incur more debt. The incurrence of additional debt could further exacerbate the risks associated with our indebtedness.

Subject to certain limitations, the terms of the instruments governing our indebtedness and the indentures governing our debt securities permit, and the terms of the Notes offered hereby will permit, us and our subsidiaries to incur additional debt. If new debt is added to our or any such subsidiary’s current debt levels, it may become more difficult for us to satisfy our obligations with respect to the Notes and limit our ability to borrow additional amounts to fund working capital, capital expenditures and acquisitions and execute our growth strategy. We may also become more vulnerable to adverse changes in general economic and industry activity and in our business by limiting our flexibility in planning for, and making it more difficult for us to react quickly to, changing conditions. Further, in certain circumstances we may not be able to refinance our debt on favorable terms, or at all.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $989.4 million, after deducting our estimated offering expenses and the underwriting discount. We plan to use the net proceeds from the sale of the Notes for general corporate purposes, which may include, but are not limited to, working capital, capital expenditures, advances for or investments in our subsidiaries, acquisitions, redemption and repayment of outstanding indebtedness, and purchases of our common stock.

CAPITALIZATION

The following table sets forth our capitalization at April 4, 2020. The “As Adjusted” column gives effect to this offering and the use of proceeds thereof. See “Use of Proceeds.”

	April 4, 2020
	Actual	As Adjusted
	(In thousands)
Cash and cash equivalents	$1,245,157	$2,234,601

Short-term investments	146,000	146,000

Short-term debt	53,261	53,261

Current portion of long-term debt and finance lease obligations	29,397	29,397

Long-term debt due after one year:
Revolving credit facility (1)	—	—
Finance lease obligations due after one year	72,474	72,474
Industrial revenue bonds, 3.50% to 4.58%, variable, due from 2021 to 2040	945,450	945,450
Notes, 4.125%, due 2022	600,000	600,000
Notes, 4.000%, due 2023	500,000	500,000
Notes, 3.950%, due 2028	500,000	500,000
Notes, 6.400%, due 2037	650,000	650,000
Notes, 5.200%, due 2043	500,000	500,000
Notes, 4.400%, due 2048	500,000	500,000
Notes offered hereby, 2.000%, due 2025	—	500,000
Notes offered hereby, 2.700%, due 2030	—	500,000

Long-term debt and finance lease obligations due after one year, gross	4,267,924	5,267,924
Less debt issuance costs	(24,743)	(33,148)

Long-term debt and finance lease obligations due after one year	4,243,181	5,234,776

Total debt and finance lease obligations	4,325,839	5,317,434

Nucor stockholders’ equity:
Preferred stock, $4.00 par value, 250,000 shares authorized, none issued	—	—
Common stock, $0.40 par value, 800,000,000 shares authorized, 380,153,669 shares issued	152,061	152,061
Additional paid-in capital	2,119,370	2,119,370
Retained earnings	11,012,690	11,010,539
Accumulated other comprehensive loss, net of income taxes	(367,627)	(367,627)
Treasury stock	(2,748,290)	(2,748,290)

Total Nucor stockholders’ equity	10,168,204	10,166,053
Noncontrolling interests (2)	427,865	427,865

Total equity	10,596,069	10,593,918

Total capitalization	$14,921,908	$15,911,352

(1)

We have an unsecured revolving credit facility maturing in April 2023 that provides for up to $1.5 billion in unsecured revolving loans and up to $500.0 million in additional commitments at Nucor’s election in accordance with the terms set forth in the revolving credit facility. No borrowings were outstanding under this revolving credit facility as of the date of this prospectus supplement.

(2)

The inclusion of noncontrolling interests in total capitalization has the effect of increasing our total capitalization. “Noncontrolling interests” primarily represents the 49% interest in Nucor-Yamato Steel Company (Limited Partnership) that we do not own.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following table presents results of operations and balance sheet data for and as of the end of our last five years. The selected consolidated financial data for each of the three years ended December 31, 2019 and as of December 31, 2019 and 2018 have been derived from our audited consolidated financial statements incorporated by reference into this prospectus supplement. The selected consolidated financial data for the years ended December 31, 2016 and 2015, and as of December 31, 2017, 2016 and 2015 have been derived from our audited consolidated financial statements not incorporated by reference into this prospectus supplement. You should read the information set forth below in conjunction with our consolidated financial statements and related notes and other financial information incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Information Incorporated by Reference.”

	Year Ended December 31,
	2019	2018	2017	2016	2015
	(In thousands, except per share and per ton data)
Selected statement of earnings data:
Net sales	$22,588,858	$25,067,279	$20,252,393	$16,208,122	$16,439,276

Costs, expenses and other:
Cost of products sold	19,909,773	20,771,871	17,682,986	14,182,215	15,325,386
Marketing, administrative and other expenses	711,248	860,722	687,531	596,761	458,989
Equity in earnings of unconsolidated affiliates	(3,311)	(40,240)	(41,661)	(38,757)	(5,329)
Impairment of assets	66,916	110,000	—	—	244,833
Interest expense, net	121,425	135,535	173,580	169,244	173,531

	20,806,051	21,837,888	18,502,436	14,909,463	16,197,410

Earnings before income taxes and noncontrolling interests	1,782,807	3,229,391	1,749,957	1,298,659	241,866
Provision for income taxes	411,897	748,307	369,386	398,243	48,836

Net earnings	1,370,910	2,481,084	1,380,571	900,416	193,030
Earnings attributable to noncontrolling interests	99,767	120,317	61,883	104,145	112,306

Net earnings attributable to Nucor stockholders	$1,271,143	$2,360,767	$1,318,688	$796,271	$80,724

Net earnings per share:
Basic	$4.14	$7.44	$4.11	$2.48	$0.25
Diluted	$4.14	$7.42	$4.10	$2.48	$0.25

Selected operating data:
Tons sold to outside customers	26,532	27,899	26,492	24,309	22,680
Composite sales price per ton (1)	$851	$899	$764	$667	$725

Selected balance sheet data (at period end):
Cash and cash equivalents	$1,534,605	$1,398,886	$949,104	$2,045,961	$1,939,469
Total assets	$18,344,666	$17,920,588	$15,841,258	$15,223,518	$14,326,969
Long-term debt, excluding current maturities (2)	$4,291,301	$4,233,276	$3,242,242	$3,739,141	$4,337,145
Total Nucor stockholders’ equity	$10,357,866	$9,792,078	$8,739,036	$7,879,865	$7,477,816

Other data:
Dividends declared per share	$1.6025	$1.5400	$1.5125	$1.5025	$1.4925
Return on average stockholders’ equity	12.6%	25.5%	15.9%	10.4%	1.0%
Capital expenditures	$1,512,070	$997,256	$507,074	$617,677	$364,768
Depreciation	$648,911	$630,879	$635,833	$613,192	$625,757

(1)	Composite sales price per ton is net sales divided by tons sold to outside customers.

(2)

As a result of adopting the new lease accounting standard on January 1, 2019, the 2019 amount includes finance lease obligations as presented on the consolidated balance sheet at December 31, 2019. Nucor adopted the new lease accounting standard on the modified retrospective approach basis and did not adjust prior year amounts for this change.

DESCRIPTION OF NOTES

The following description of the particular terms of the Notes (referred to in the accompanying prospectus as “debt securities”) supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus, to which description reference is hereby made. The following description is only a summary of the material provisions of the Notes and the Indenture (as defined below). Each series of Notes is a separate series of debt securities. The following description does not purport to be complete, and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Notes and the Indenture. We urge you to read the Indenture and the forms of the Notes, which you may obtain from us upon request.

In this description, all references to the “Company,” “we,” “us” and “our” refer only to Nucor Corporation and not to any of its subsidiaries.

General

The Notes will be issued under an indenture, dated as of August 19, 2014, as amended or supplemented by a first supplemental indenture, dated as of April 26, 2018, and as further amended or supplemented by a second supplemental indenture, to be dated as of May 22, 2020, in each case, between us and U.S. Bank National Association, as trustee (together, the “Indenture”).

The Indenture does not limit the aggregate principal amount of debt securities (referred to as the “debt securities”) which may be issued thereunder.

The 2025 Notes will mature on June 1, 2025 and the 2030 Notes will mature on June 1, 2030, unless earlier redeemed at the applicable redemption prices.

The original principal amount of the 2025 Notes will be $500 million and the original principal amount of the 2030 Notes will be $500 million.

Each series of the Notes will be issued in fully registered book-entry form and in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

After issuance of the Notes, we may reopen and issue additional notes from the same series of Notes by board resolution without your consent and without notifying you. Any such additional notes will have the same ranking, interest rate, maturity date, redemption rights and other terms as the series of Notes (except the public offering price, the date of issuance and, if applicable, the initial interest payment date) offered pursuant to this prospectus supplement. Any such additional notes, together with the same series of Notes offered by this prospectus supplement, will be consolidated with and constitute a single series of debt securities under the Indenture.

The Notes will not have the benefit of a sinking fund.

The covenants in the Indenture may not protect you from a decline in our credit quality due to highly leveraged or other transactions in which we may engage.

Interest

The 2025 Notes will bear interest at the rate of 2.000% per year from, and including, May 22, 2020, payable semi-annually in arrears on June 1 and December 1 of each year, commencing December 1, 2020, to the persons in whose names the Notes were registered at the close of business on the immediately preceding May 15 and November 15, respectively (whether or not a business day). Interest on the 2025 Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The 2030 Notes will bear interest at the rate of 2.700% per year from, and including, May 22, 2020, payable semi-annually in arrears on June 1 and December 1 of each year, commencing December 1, 2020, to the persons in whose names the Notes were registered at the close of business on the immediately preceding May 15 and November 15, respectively (whether or not a business day). Interest on the 2030 Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If any interest payment date, stated maturity date or earlier redemption date falls on a Saturday, a Sunday or a day on which banking institutions are authorized by law to close, then the required payment of principal of and premium, if any, and interest may be made on the next succeeding day not a Saturday, a Sunday or a day on which banking institutions are authorized by law to close, as if it were made on the date payment was due, and no interest will accrue on the amount so payable for the period from and after that interest payment date, stated maturity date or earlier redemption date, as the case may be.

Ranking

The Notes will be our senior unsecured obligations and will rank equally with our existing and future senior unsecured indebtedness. The Notes will be effectively subordinated to our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness and structurally subordinated to all existing and future indebtedness and liabilities of our subsidiaries. After giving effect to the offering, as of April 4, 2020, we would have had approximately $5,317 million of total consolidated indebtedness and a percentage of indebtedness to total capital (which includes our long-term indebtedness, Nucor stockholders’ equity and noncontrolling interests) of approximately 33%. That amount includes approximately $600 million aggregate principal amount of our unsecured 4.125% notes due 2022, $500 million aggregate principal amount of our unsecured 4.000% notes due 2023, $500 million aggregate principal amount of our unsecured 3.950% notes due 2028, $650 million aggregate principal amount of our unsecured 6.400% notes due 2037, $500 million aggregate principal amount of our unsecured 5.200% notes due 2043, $500 million aggregate principal amount of our unsecured 4.400% notes due 2048 and $965.5 million aggregate principal amount of unsecured indebtedness under our industrial revenue bonds.

Except as described under “—Covenants Applicable to the Notes,” the Indenture does not limit us or any of our Subsidiaries (as defined below) from incurring more indebtedness or issuing more securities and does not contain financial or similar restrictions on us or any of our Subsidiaries. Our rights and the rights of our creditors, including holders of the Notes, to participate in any distribution of assets of any of our Subsidiaries, upon the Subsidiary’s liquidation or reorganization or otherwise, will be structurally subordinated to the claims of the Subsidiary’s creditors, except to the extent that we or any of our creditors may be a creditor of that Subsidiary. As of April 4, 2020, our Subsidiaries had $53.3 million aggregate principal amount of indebtedness, consisting of trade credit financing arrangements.

“Subsidiary” means an entity more than 50% of the outstanding voting interest of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries. For the purposes of this definition, “voting interest” in an entity means any equity interest which ordinarily has voting power for the election of directors or their equivalent.

Optional Redemption

At any time prior to May 1, 2025 with respect to the 2025 Notes (one month prior to the maturity date of the 2025 Notes) and March 1, 2030 with respect to the 2030 Notes (three months prior to the maturity date of the 2030 Notes), the Notes will be redeemable, in whole or in part, at any time or from time to time, at our option, at a redemption price equal to the greater of:

•	100% of the principal amount of the Notes to be redeemed; or

•	the sum of the present values of the Remaining Scheduled Payments (as defined below) on such Notes being redeemed that would be due if the Notes to be redeemed matured on the applicable Par Call Date

(as defined below), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below) (determined on the third business day preceding the redemption date), plus, in each case, accrued and unpaid interest thereon, to, but excluding, the redemption date.

On or after May 1, 2025 with respect to the 2025 Notes (one month prior to the maturity date of the 2025 Notes) and March 1, 2030 with respect to the 2030 Notes (three months prior to the maturity date of the 2030 Notes), the Notes will be redeemable, in whole or in part, at any time or from time to time, at our option, at 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon, to, but excluding, the redemption date.

Notwithstanding the foregoing, installments of interest on the Notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (as defined below), assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price (as defined below) for that redemption date, plus 0.30% (with respect to the 2025 Notes) or 0.35% (with respect to the 2030 Notes).

“Comparable Treasury Issue” means the U.S. Treasury security selected by our choice of BofA Securities, Inc., J.P. Morgan Securities LLC or Wells Fargo Securities, LLC, and its successors, or, if such firm is unwilling or unable to select the applicable Comparable Treasury Issue, another Reference Treasury Dealer (as defined below), as having a maturity comparable to the remaining term of the Notes of that series to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes of that series (assuming for this purpose that such series of Notes matured on the applicable Par Call Date).

“Comparable Treasury Price” means, with respect to any redemption date, the average of the Reference Treasury Dealer Quotations (as defined below) for such redemption date.

“Par Call Date” means May 1, 2025 with respect to the 2025 Notes (one month prior to the maturity date of the 2025 Notes) and March 1, 2030 with respect to the 2030 Notes (three months prior to the maturity date of the 2030 Notes).

“Reference Treasury Dealer” means each of BofA Securities, Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in the United States (a “Primary Treasury Dealer”) or is no longer quoting prices for U.S. Treasury securities, we will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to each Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such Note, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced by the amount of interest accrued thereon to such redemption date.

Notice of any redemption will be delivered at least 15 days but no more than 60 days before the redemption date to each registered holder of the Notes to be redeemed. The notice of redemption for the Notes will state, among other things, the amount of Notes to be redeemed, the redemption date, the redemption price and the place or places that payment will be made upon presentation and surrender of Notes to be redeemed. If less than all of the Notes of a series are to be redeemed, the Notes of that series to be redeemed shall be selected in accordance with the procedures of The Depository Trust Company (“DTC”). Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

Change of Control Offer to Purchase

If a Change of Control Triggering Event (as defined below) occurs, holders of the Notes may require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of their Notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest, if any, on such Notes, to, but excluding, the purchase date (unless a notice of redemption has been delivered within 30 days after such Change of Control Triggering Event stating that all of the Notes will be redeemed as described under “—Optional Redemption”). We will be required to deliver to holders of the Notes a notice describing the transaction or transactions constituting the Change of Control Triggering Event and offering to repurchase the Notes. The notice must be delivered within 30 days after any Change of Control Triggering Event, and the repurchase must occur no earlier than 30 days and no later than 60 days after the date the notice is delivered.

On the date specified for repurchase of the Notes, we will, to the extent lawful:

•	accept for purchase all properly tendered Notes or portions of Notes;

•	deposit with the paying agent the required payment for all properly tendered Notes or portions of Notes; and

•	deliver to the trustee the repurchased Notes, accompanied by an officer’s certificate stating, among other things, the aggregate principal amount of repurchased Notes.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations applicable to the repurchase of the Notes. To the extent that these requirements conflict with the provisions requiring repurchase of the Notes, we will comply with such requirements instead of the repurchase provisions and will not be considered to have breached our obligations with respect to repurchasing the Notes. Additionally, if an event of default exists under the Indenture (which is unrelated to the repurchase provisions of the Notes), including events of default arising with respect to other issues of debt securities, we will not be required to repurchase the Notes notwithstanding these repurchase provisions.

We will not be required to comply with the obligations relating to repurchasing the Notes if a third party instead satisfies them.

For purposes of the repurchase provisions of the Notes, the following terms will be applicable:

“Change of Control” means the occurrence of any of the following: (i) the consummation of any transaction (including, without limitation, any merger or consolidation) resulting in any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than us or one of our Subsidiaries) becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our Voting Stock (as defined below) or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than the number of shares; (ii) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in a transaction or a series of related transactions, of all or substantially all of our assets and the assets of our Subsidiaries, taken as a whole, to one or more “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than us or one of our Subsidiaries); or (iii) the first day on which a majority of the members of our board of directors are not Continuing Directors (as defined below). Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control if (i) we become a direct or indirect wholly owned Subsidiary of a holding company and (ii)(1) immediately following that transaction, the direct or indirect holders of the Voting Stock of such holding company are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (2) immediately following that transaction, no person is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event (as defined below).

“Continuing Director” means, as of any date of determination, any member of our board of directors who (i) was a member of the board of directors on the date the Notes were issued or (ii) was nominated for election, elected or appointed to the board of directors by or with the approval (given either before or after such member’s nomination, election or appointment) of a majority of the Continuing Directors who were members of the board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s (as defined below) and BBB– (or the equivalent) by S&P (as defined below), and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies (as defined below) selected by us.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating Agencies” means (i) each of Moody’s and S&P and (ii) if either Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the Exchange Act) selected by us as a replacement Rating Agency for a former Rating Agency.

“Rating Event” means the rating on the Notes is lowered by each of the Rating Agencies and the Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any day within the 60-day period (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) after the earlier of (i) the occurrence of a Change of Control and (ii) public notice of the occurrence of a Change of Control or our intention to effect a Change of Control.

“S&P” means S&P Global Ratings, a division of S&P Global Inc.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Covenants Applicable to the Notes

The Notes will have the benefit of the following covenants. We have defined below certain capitalized terms used in this section. Capitalized terms used in this section but not otherwise defined in this prospectus supplement shall have the meanings ascribed to such terms in the Indenture.

Restriction on Secured Indebtedness

The Indenture provides that as long as we have any Notes outstanding under the Indenture we will not, and we will not permit any Restricted Subsidiary (as defined below) to, create, assume, issue, guarantee or incur any

Secured Indebtedness (as defined below), unless immediately thereafter the aggregate amount of all Secured Indebtedness (exclusive of certain types of permitted Secured Indebtedness described below), together with the discounted present value of all rentals (not otherwise excluded from the limitation discussed below under “—Restriction on Sales and Leasebacks”) due in respect of Sale and Leaseback Transactions (as defined below), would not exceed 10% of Consolidated Net Tangible Assets (as defined below). For purposes of the calculation, the discounted present value of all rentals does not include rentals to which the covenant discussed below under “—Restriction on Sales and Leasebacks” does not apply.

This restriction does not apply to Secured Indebtedness secured by the following, which we exclude in computing Secured Indebtedness for the purpose of the restriction:

•	Liens (as defined below) on property as to which such series of Notes are equally and ratably secured with (or, at our option, prior to) such Secured Indebtedness;

•

Liens on property, including any Shares (as defined below) or Indebtedness (as defined below), of any entity existing at the time such entity becomes a Restricted Subsidiary or arising thereafter pursuant to contractual commitments entered into prior to and not in contemplation of such entity becoming a Restricted Subsidiary;

•

Liens on property, including any Shares or Indebtedness, existing at the time of acquisition of such property by us or a Restricted Subsidiary, or Liens to secure the payment of all or any part of the purchase price of such property created upon the acquisition of such property by us or a Restricted Subsidiary, or Liens to secure any Secured Indebtedness incurred by us or a Restricted Subsidiary prior to, at the time of, or within one year after the later of, the acquisition, the completion of construction (including any improvements, alterations or repairs to existing property) or the commencement of commercial operation of the project of which such property is a part, which Secured Indebtedness is incurred for the purpose of, and the principal amount secured by any such Lien does not exceed the cost of, financing all or any part of the purchase price thereof or construction or improvements, alterations or repairs thereon;

•	Liens securing Secured Indebtedness of any Restricted Subsidiary owing to us or to another Restricted Subsidiary;

•

Liens on property of an entity existing at the time such entity is merged or consolidated with us or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of an entity as an entirety or substantially as an entirety to us or a Restricted Subsidiary or arising thereafter pursuant to contractual commitments entered into by such entity prior to and not in contemplation of such merger, consolidation, sale, lease or other disposition;

•

Liens on our property or the property of a Restricted Subsidiary in favor of governmental authorities, or any trustee or mortgagee acting on behalf, or for the benefit, of any governmental authorities, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Liens (including, without limitation, Liens in connection with pollution control, industrial revenue, private activity or similar financing), and any other Liens incurred or assumed in connection with pollution control, industrial revenue, private activity or similar bonds issued by a governmental authority on behalf of us or a Restricted Subsidiary;

•	Liens existing on the first date on which a Note is authenticated by the Trustee under the Indenture;

•	Liens on any property which is not a Principal Property (as defined below); and

•

Any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Secured Indebtedness referred to in the foregoing, provided that the principal amount of the Secured Indebtedness being extended, renewed or replaced shall not be increased.

Restriction on Sales and Leasebacks

The Indenture provides that we will not, and we will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction, unless:

•

after giving effect to the transaction, the aggregate amount of all Attributable Debt (as defined below) with respect to all such transactions plus all Secured Indebtedness outstanding to which the restriction described above under “—Restriction on Secured Indebtedness” is applicable, would not exceed 10% of Consolidated Net Tangible Assets; or

•

an amount equal to the greater of the amount of the net proceeds to us or such Restricted Subsidiary or the fair market value of such property, as determined by our board of directors, is applied to retirement of Funded Debt (as defined below) within one year after the consummation of such transaction.

This restriction will not apply to, and there will be excluded in computing Attributable Debt for the purpose of this restriction or the restriction discussed above under “—Restriction on Secured Indebtedness,” Attributable Debt with respect to any Sale and Leaseback Transaction if:

•	such Sale and Leaseback Transaction is entered into in connection with pollution control, industrial revenue, private activity or similar financing;

•

we or a Restricted Subsidiary applies an amount equal to the net proceeds (after repayment of any Secured Indebtedness secured by a Lien encumbering such Principal Property which Secured Indebtedness existed immediately before such Sale and Leaseback Transaction) of the sale or transfer of the Principal Property leased pursuant to such Sale and Leaseback Transaction to investment (whether for acquisition, improvement, repair, alteration or construction costs) in another Principal Property within one year prior or subsequent to such sale or transfer; or

•

such Sale and Leaseback Transaction was entered into by an entity prior to the time (i) that such entity became a Restricted Subsidiary, (ii) that such entity merged or consolidated with us or a Restricted Subsidiary or (iii) of a sale, lease or other disposition of such entity’s properties as an entirety or substantially as an entirety to us or a Restricted Subsidiary, or, in each case, arises thereafter pursuant to contractual commitments entered into by such entity prior to and not in contemplation of such entity becoming a Restricted Subsidiary or such merger, consolidation, sale, lease or other disposition.

Consolidation, Merger and Sale of Assets

Without the consent of the holders of any outstanding Notes, we may consolidate with or merge into any other corporation, or convey or transfer our properties and assets substantially as an entirety to any Person, as long as:

•	the successor is a corporation organized and existing under the laws of the United States of America or any State or the District of Columbia;

•	the successor corporation assumes our obligations on the Notes and under the Indenture;

•	immediately after giving effect to such transaction, no event of default, and no event which, after notice, lapse of time or both, would become an event of default, has occurred and is continuing; and

•	other conditions described in the Indenture are met.

Accordingly, the holders of the Notes may not have protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders. The existing protective covenants applicable to the Notes would continue to apply to us in the event of a leveraged buyout initiated or supported by us, our management or any of our affiliates or their management, but may not prevent such a transaction from taking place.

For purposes of the above covenants, the following terms will be applicable:

“Attributable Debt” means the present value (discounted in accordance with a method of discounting which for financial reporting purposes is consistent with generally accepted accounting principles but at a discount rate of not less than 10% per annum, compounded annually) of the rental payments during the remaining term of any Sale and Leaseback Transaction for which the lessee is obligated (including any period for which such lease has been extended). Such rental payments shall not include amounts payable by the lessee for maintenance and repairs, insurance, taxes, assessments, water rates and similar charges and for contingent rents (such as those based on sales). In case of any Sale and Leaseback Transaction which is terminable by the lessee upon the payment of a penalty, such rental payments shall also include such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Consolidated Net Tangible Assets” means the aggregate amount of assets after deducting therefrom (i) all current liabilities and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth in our most recent consolidated balance sheet.

“Funded Debt” means (i) all indebtedness for money borrowed having a maturity of more than 12 months from the date as of which the amount thereof is to be determined or having a maturity of less than 12 months from such date but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower and (ii) any indebtedness for borrowed money which may be payable from the proceeds under or pursuant to an agreement to provide borrowings with a maturity of more than 12 months from the date as of which the amount thereof is to be determined.

“Indebtedness” means, as to any corporation or other Person, all indebtedness for money borrowed which is created, assumed, incurred or guaranteed in any manner by such corporation or other Person or for which such corporation or other Person is otherwise responsible or liable.

“Lien” means any mortgage, pledge, security interest, lien or other similar encumbrance.

“Principal Property” means (i) any Manufacturing Plant (as defined below) located in the United States, or Manufacturing Equipment (as defined below) located in any such Manufacturing Plant (together with the land on which such plant is erected and fixtures comprising a part thereof), owned or leased on the first date on which a Note is authenticated by the Trustee or thereafter acquired or leased by us or any Restricted Subsidiary, and (ii) any Shares issued by, or any interest of ours or any Subsidiary in, any Restricted Subsidiary, other than (1) any property or Shares or interests the book value of which is less than 1% of Consolidated Net Tangible Assets or (2) any property or Shares or interests which our board of directors determines is not of material importance to the total business conducted, or assets owned, by us and our Subsidiaries, as an entirety, or (3) any portion of any property which our board of directors determines not to be of material importance to the use or operation of such property. “Manufacturing Plant” does not include any plant owned or leased jointly or in common with one or more Persons other than us and our Restricted Subsidiaries in which the aggregate direct or indirect interest of ours and our Restricted Subsidiaries does not exceed 50%. “Manufacturing Equipment” means manufacturing equipment in such Manufacturing Plants used directly in the production of our or any Restricted Subsidiary’s products and does not include office equipment, computer equipment, rolling stock and other equipment not directly used in the production of our or any Restricted Subsidiary’s products.

“Restricted Subsidiary” means any Subsidiary substantially all the property of which is located within the United States, other than a Subsidiary primarily engaged in investing in and/or financing our or any Subsidiary’s or affiliate’s operations outside the United States.

“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by us or any Restricted Subsidiary of any Principal Property of ours or any Restricted Subsidiary, whether such Principal Property is now owned or hereafter acquired (except for leases for a term of not more than three years and except for leases between us and a Restricted Subsidiary or between Restricted Subsidiaries and except for leases of property executed prior to, at the time of, or within one year after the later of, the acquisition, the completion of construction, including any improvements or alterations on real property, or the commencement of commercial operation of such property), which Principal Property has been or is to be sold or transferred by us or such Restricted Subsidiary to such Person.

“Secured Indebtedness” means Indebtedness secured by any Lien upon property (including Shares or Indebtedness issued by or other ownership interests in any Restricted Subsidiary) owned by us or any Restricted Subsidiary.

“Shares” means, as to any corporation, all the issued and outstanding equity shares (except for directors’ qualifying shares) of such corporation.

Events of Default

The following are “events of default” with respect to each series of Notes:

•

default in the payment of any interest installment with respect to such series of Notes, as and when the same shall become due and payable, and continuance of such default for a period of 15 days after receipt by us of written notice of the default from any holder of such series of Notes or the trustee;

•

default in the payment of the principal of, or premium, if any, on, such series of Notes, as and when the same shall become due and payable either at maturity, upon redemption, by declaration or otherwise;

•	default in the making of any payment for a sinking, purchase or analogous fund provided for in respect of such series of Notes, as and when the same shall become due and payable;

•

failure by us to observe or perform any other covenant or agreement in respect of such series of Notes, or in the Indenture with respect to such series of Notes, for a period of 90 days after the trustee gives us written notice, or holders of at least 25% in aggregate principal amount of the outstanding Notes of such series give us and the trustee written notice of default; and

•	certain events of bankruptcy, insolvency and reorganization as more fully described in the Indenture.

The trustee shall not be deemed to have knowledge or notice of any event of default unless (i) a responsible officer of the trustee has actual knowledge thereof or shall have received written notice of such or (ii) holders of at least 25% in aggregate principal amount of the outstanding Notes of any series as to which there exists an event of default give written notice of such event of default to the trustee.

Book-Entry System

The certificates representing the Notes of each series will be issued in the form of one or more fully registered global notes (each, a “Global Note”) and will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as the nominee of DTC. Except in limited circumstances, the Notes will not be issuable in definitive form. Unless and until they are exchanged, in whole or in part, for the individual Notes represented thereby, any interests in a Global Note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee of DTC to a successor depositary or any nominee of such successor. See “Description of Our Debt Securities—Global Securities” in the accompanying prospectus.

DTC has advised us that DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The DTC rules applicable to Direct Participants are on file with the SEC.

Holding through Euroclear and Clearstream

Investors may hold interests in a Global Note through Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), or Clearstream Banking, S.A. (“Clearstream”), in each case, as a participant in DTC. Euroclear and Clearstream will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream on the books of their respective depositaries, which in turn will hold such interests in customers’ securities in the depositaries’ names on DTC’s books.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the Notes made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We and the trustee have no control over those systems or their participants, and we and the trustee take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on the one hand, and other participants in DTC, on the other hand, would also be subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold interests in the Notes through those systems and wish on a particular day to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day in Brussels or Luxembourg, as applicable. Thus, if investors wish to exercise rights that expire on a particular day, they may need to act before the expiration date. In addition, if investors hold their interests through both DTC and Euroclear or Clearstream, they may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of the Notes among participants of DTC, Euroclear and Clearstream, they are under no obligation or responsibility to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Same-Day Funds Settlement and Payment

Settlement for the Notes will be made by the underwriters in immediately available funds. All payments of principal and interest in respect of Notes in book-entry form will be made by us in immediately available funds to the accounts specified by DTC.

The Notes will trade in DTC’s Same-Day Funds Settlement System until maturity or until the Notes are issued in certificated form, and secondary market trading activity in the Notes will therefore be required by DTC to settle in immediately available funds.

The Trustee

U.S. Bank National Association is the trustee under the Indenture. All payments of principal of, premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery of, the Notes will be effected by the trustee at the corporate trust office of the trustee in Charlotte, North Carolina.

U.S. Bank National Association is a lender under our unsecured revolving credit facility. Consequently, U.S. Bank National Association could be faced with potential conflicts of interest and conflicting obligations in the event of a default under, or with regard to other circumstances relating to, any or all of this indebtedness.

The Indenture and provisions of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), contain limitations on the rights of the trustee, should it become a creditor of ours, to obtain payment of claims in certain cases or to liquidate certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates. If the trustee acquires any conflicting interest within the meaning of the Trust Indenture Act and the Notes are in default, it must eliminate that conflict, resign or, if applicable, apply to the SEC to continue.

The trustee or its affiliates may in the future serve as trustee under various of our debt instruments and have served and may in the future serve as an agent and lender under our credit facilities.

Governing Law

The Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of material U.S. federal income tax considerations relating to the acquisition, ownership and disposition of the Notes, but does not provide a complete analysis of all potential tax considerations.

This summary describes, in the case of U.S. Holders (as defined below), material U.S. federal income tax consequences and, in the case of Non-U.S. Holders (as defined below), material U.S. federal income and certain estate tax consequences, of the acquisition, ownership and disposition of the Notes. We have based this summary on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the applicable Treasury Regulations promulgated or proposed thereunder (the “Treasury Regulations”), judicial authority and current administrative rulings and practice, all as of the date hereof and which are subject to change, possibly on a retroactive basis, or to different interpretation. This summary applies to you only if you are an initial purchaser of the Notes who acquired the Notes at their “issue price” within the meaning of Section 1273(b)(1) of the Code (the first price at which a substantial amount of Notes is sold to investors for cash, not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and if you hold the Notes as capital assets. A capital asset is generally an asset held for investment rather than as inventory or as property used in a trade or business.

This summary does not discuss all of the aspects of U.S. federal income and estate taxation which may be relevant to you in light of your particular investment or other circumstances. This summary also does not discuss the particular tax consequences that might be relevant to you if you are subject to special rules under the U.S. federal income tax laws. Special rules apply, for example, if you are:

•	a bank, thrift, regulated investment company or other financial institution or financial service company;

•	a broker or dealer in securities or foreign currency;

•	an insurance company;

•	a real estate investment trust;

•	a U.S. person that has a “functional currency” other than the U.S. dollar;

•

a partnership or other pass-through entity or arrangement for U.S. federal income tax purposes (or an investor that holds Notes through a partnership or other pass-through entity or arrangement for U.S. federal income tax purposes);

•	a subchapter S corporation;

•	a person subject to alternative minimum tax;

•	a person subject to the base erosion and anti-abuse tax arising under Section 59A of the Code;

•	a person who owns the Notes as part of a straddle, hedging transaction, constructive sale transaction, conversion transaction or other integrated transaction;

•	a trader that elects to use a mark-to-market method of accounting with respect to its securities holdings;

•	a tax-exempt entity;

•	a tax-deferred or other retirement account;

•	a U.S. expatriate;

•	a foreign corporation that is classified as a “controlled foreign corporation” or a “passive foreign investment company” for U.S. federal income tax purposes; or

•	a person who acquires the Notes in connection with employment or other performance of services.

In addition, this summary does not address all possible tax consequences related to acquisition, ownership and disposition of the Notes. In particular, except as specifically provided, it does not discuss any estate, gift, generation-skipping, transfer, state, local or foreign tax consequences, or the consequences arising under any tax treaty. Moreover, the effects of any tax arising under Section 1411 of the Code (the “Medicare” tax on certain investment income) are not discussed. We have not sought, and do not intend to seek, a ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this summary, and there can be no assurance that the IRS will agree with these statements and conclusions.

In certain circumstances, we may be obligated to pay you amounts in excess of stated interest or principal on the Notes. At our option, we may redeem all or part of the Notes, as described in “Description of Notes—Optional Redemption,” for a price that may include an additional amount in excess of the principal amount of such Notes. Based on existing Treasury Regulations, this option to redeem will be presumed not to be exercised and, accordingly, the premium payable upon a redemption will not affect the yield to maturity or the maturity date of the Notes. If, contrary to our expectations, we redeem the Notes, any premium paid to you as a U.S. Holder should be taxed as capital gain under the rules described below under “U.S. Holders—Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Notes.” You should consult your tax advisor regarding the appropriate tax treatment of the amounts you receive upon any such redemption, including any premium you receive.

In addition, upon the occurrence of a Change of Control Triggering Event, holders of the Notes will have the right to require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of their Notes, as described in “Description of Notes—Change of Control Offer to Purchase,” at a price that may include an additional amount in excess of the principal amount of such Notes. Our obligation to pay such excess amount may cause the IRS to take the position that the Notes are “contingent payment debt instruments” for U.S. federal income tax purposes. If the IRS is successful in such an assertion, the timing and amount of income included and the character of gain recognized with respect to the Notes would likely be different from the consequences discussed herein. Notwithstanding this possibility, we intend to take the position that the likelihood of such a repurchase is remote and, accordingly, that the possibility of a premium payable upon such a repurchase does not affect the yield to maturity or the maturity date of the Notes and does not cause the Notes to be treated as contingent payment debt instruments. A holder may not take a contrary position unless the holder discloses the contrary position to the IRS in the manner required by applicable Treasury Regulations. If we pay a premium on a repurchase upon the occurrence of a Change of Control Triggering Event, the premium should be treated as a capital gain under the rules described below under “U.S. Holders—Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Notes.”

Investors considering acquiring Notes should consult their tax advisors regarding the application and effect of the U.S. federal tax laws to their particular situations as well as any consequences arising under the laws of any state, local or foreign taxing jurisdictions or under any tax treaty.

U.S. Holders

For purposes of this summary, you are a “U.S. Holder” if you are a beneficial owner of Notes and for U.S. federal income tax purposes are:

•	a citizen or individual resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any of the 50 states or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “U.S. persons” (within the meaning of Section 7701(a)(30)

of the Code) have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds the Notes, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) or a partner in such partnership, you should consult your tax advisor regarding the U.S. federal income tax consequences of acquiring, owning and disposing of the Notes.

Payment of Interest

It is expected, and the rest of this discussion assumes, that the Notes will be issued without original issue discount for federal income tax purposes. Accordingly, stated interest on the Notes will generally be taxable to a U.S. Holder as ordinary income at the time it is paid or accrues in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes. If, however, the Notes’ “stated redemption price at maturity” (generally, the sum of all payments required under the Notes other than payments of stated interest) exceeds the issue price by more than a de minimis amount, a U.S. Holder will be required to include such excess in income as original issue discount, as it accrues, in accordance with a constant yield method based on a compounding of interest before the receipt of cash payments attributable to this income. All of the Notes bear interest at a fixed rate and you generally must include this interest in your gross income as ordinary interest income:

•	when you receive it, if you use the cash method of accounting for U.S. federal income tax purposes; or

•	when it accrues, if you use the accrual method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Notes

You generally will recognize gain or loss upon the sale, exchange, redemption, retirement or other taxable disposition of the Notes equal to the difference between (i) the amount of cash proceeds and the fair market value of any property you receive (except to the extent attributable to accrued interest income not previously included in income, which will generally be taxable as ordinary income, or attributable to accrued interest previously included in income, which amount may be received without generating further taxable income) and (ii) your adjusted tax basis in the Notes. Your tax basis in a Note generally will equal the amount you paid for the Note reduced by the aggregate amount of payments on such Note (other than stated interest) made to you.

Gain or loss on the disposition of Notes will generally be capital gain or loss and will be long-term capital gain or loss if the Notes have been held for more than one year at the time of disposition. Otherwise, such gain or loss will be short-term capital gain or loss. Certain non-corporate U.S. Holders (including individuals) may be eligible for a reduced rate of tax on long-term capital gains. The deductibility of capital losses is subject to certain limitations.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to payments to certain recipients of principal and interest on a Note and the proceeds of the sale, exchange, redemption, retirement or other taxable disposition of a Note. If you are a U.S. Holder, you may be subject to backup withholding, at a current rate of 24%, when you receive interest with respect to the Notes, or when you receive proceeds upon the sale, exchange, redemption, retirement or other taxable disposition of the Notes. In general, you can avoid this backup withholding by properly executing, under penalties of perjury, an IRS Form W-9 or suitable substitute form in a timely manner that provides:

•	your correct taxpayer identification number; and

•

a certification that you (i) are exempt from backup withholding because you come within an enumerated exempt category, (ii) have not been notified by the IRS that you are subject to backup withholding or (iii) have been notified by the IRS that you are no longer subject to backup withholding.

If you do not provide your correct taxpayer identification number on IRS Form W-9 or suitable substitute form in a timely manner, you may be subject to penalties imposed by the IRS.

Backup withholding will not apply, however, with respect to payments made to certain holders, including certain corporations and tax-exempt organizations, provided their exemptions from backup withholding are properly established. Amounts withheld pursuant to backup withholding are not an additional tax and may be refunded or credited against your U.S. federal income tax liability, provided you timely furnish required information to the IRS.

Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Note that is not a U.S. Holder and is not treated as a partnership for U.S. federal income tax purposes.

Payment of Interest

Generally, subject to the discussions below of backup withholding and withholding under the Foreign Account Tax Compliance Act, if you are a Non-U.S. Holder, interest income that is not effectively connected with a U.S. trade or business (and, where an income tax treaty applies, is not attributable to a U.S. permanent establishment or fixed base) will not be subject to U.S. federal income tax and withholding tax provided that:

•

you do not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all of our classes of stock entitled to vote within the meaning of Section 871(h)(3) of the Code;

•	you are not a “controlled foreign corporation” that is related to us actually or constructively through stock ownership; and

•

either (i) you provide an IRS Form W-8BEN or W-8BEN-E (or other applicable form or a suitable substitute form) signed under penalties of perjury that includes your name and address and certifies as to your Non-U.S. Holder status or (ii) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business provides a statement to us or our agent under penalties of perjury in which it certifies that an IRS Form W-8BEN, W-8BEN-E or W-8IMY (together with appropriate attachments), or a suitable substitute form, has been received by it from you or a qualifying intermediary and furnishes us or our agent with a copy of that form (including any attachments).

Interest on the Notes, which is not exempt from U.S. federal withholding tax as described above and is not effectively connected with a U.S. trade or business, generally will be subject to U.S. federal withholding tax at a 30% rate (or, if applicable, a lower income tax treaty rate). We may be required to report annually to the IRS and to each Non-U.S. Holder the amount of interest paid to, and any tax withheld with respect to, each Non-U.S. Holder. If a Non-U.S. Holder is engaged in a trade or business in the United States and interest on a Note is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base, then such Non-U.S. Holder (although exempt from the 30% withholding tax) will generally be subject to U.S. federal income tax on that interest at graduated rates on a net income basis in the same manner as if the Non-U.S. Holder were a U.S. person as defined in the Code. In addition, if the Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

To claim the benefit of an income tax treaty or to claim exemption from withholding because the income is effectively connected with a U.S. trade or business, the Non-U.S. Holder must provide to the applicable withholding agent a properly executed Form W-8BEN or W-8BEN-E, or other applicable form, or Form W-8ECI, respectively. Under the Treasury Regulations, a Non-U.S. Holder may under certain circumstances be required to obtain a U.S. taxpayer identification number and make certain certifications to us. Special certification and other rules apply to payments made through qualified intermediaries. A Non-U.S. Holder that does not timely provide the applicable withholding agent with the required certification, but that qualifies for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Prospective investors should consult their tax advisors regarding the effect, if any, of these certification rules.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Notes

If you are a Non-U.S. Holder, subject to the discussions below of backup withholding and withholding under the Foreign Account Tax Compliance Act, you generally will not be subject to the U.S. federal income tax or withholding tax on any gain realized on the sale, exchange, redemption, retirement or other taxable disposition of the Notes, unless:

•	the gain is effectively connected with your conduct of a U.S. trade or business (and, where an income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base); or

•

you are an individual and are present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition (as determined under the Code) and certain other conditions are met.

If you are described in the first bullet point above, you will generally be subject to U.S. federal income tax on that gain at graduated rates on a net income basis in the same manner as if you were a U.S. person as defined in the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. If you are described in the second bullet point above, any gain realized by you from the sale, exchange, redemption, retirement or other taxable disposition of the Notes will generally be subject to U.S. federal income tax at a 30% rate (or lower applicable treaty rate), which may be offset by certain U.S.-source capital losses.

To the extent that the amount realized on any sale, exchange, redemption, retirement or other taxable disposition of the Notes is attributable to accrued but unpaid interest, such amount will be treated as interest for U.S. federal income tax purposes.

Estate Taxes

If you are an individual Non-U.S. Holder and you hold a Note at the time of your death, it will not be includible in your gross estate for U.S. federal estate tax purposes, provided that, at the time of death, (i) you do not, directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all of our classes of stock entitled to vote within the meaning of Section 871(h)(3) of the Code and (ii) payments with respect to such Note would not have been effectively connected with your conduct of a trade or business within the United States.

Information Reporting and Backup Withholding

If you are a Non-U.S. Holder, U.S. backup withholding will not apply to payments of interest on a Note if you provide the statement described in “—Non-U.S. Holders—Payment of Interest” to the applicable withholding agent, provided that the payor does not have actual knowledge that you are a U.S. person. Information reporting requirements may apply, however, to payments of interest on a Note with respect to Non-U.S. Holders.

Information reporting will not apply to any payment of the proceeds of the sale of a Note effected outside the United States by a foreign office of a “broker” (as defined in applicable Treasury Regulations), unless such broker is:

•	a U.S. person;

•	a foreign person 50% or more of the gross income of which for certain periods is effectively connected with the conduct of a trade or business in the United States;

•	a controlled foreign corporation for U.S. federal income tax purposes; or

•

a foreign partnership if, at any time during its tax year, one or more of its partners are “U.S. persons” (as defined in the Code) who in the aggregate hold more than 50% of the income or capital interests in the partnership or if, at any time during its tax year, such foreign partnership is engaged in a U.S. trade or business.

Notwithstanding the foregoing, payment of the proceeds of any sale of a Note effected outside the United States by a foreign office of any broker that is described in the preceding sentence will not be subject to information reporting if the broker has documentary evidence in its records that you are a Non-U.S. Holder and certain other conditions are met, or you otherwise establish an exemption.

Payment of the proceeds of any sale of a Note effected outside the United States by a foreign office of a broker is not subject to backup withholding. Payment of the proceeds of any such sale to or through the U.S. office of a broker is subject to information reporting and backup withholding requirements, unless you provide the statement described in “—Non-U.S. Holders—Payment of Interest” to the applicable withholding agent or otherwise establish an exemption.

Non-U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom and the procedure for obtaining such exemption, if applicable.

Foreign Account Tax Compliance Act Withholding

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance issued thereunder (“FATCA”) impose a 30% withholding tax on any U.S.-source interest paid on debt obligations, such as the Notes, if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), including when acting as an intermediary, unless: (i) in the case of a foreign financial institution, such institution enters into an agreement with the IRS to withhold on certain payments and to collect and provide to the IRS information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners); (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial U.S. owners” (as defined in the Code) or provides the withholding agent with a certification identifying its direct and indirect substantial U.S. owners; or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States with respect to these rules may be subject to different rules.

While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other taxable disposition (including a retirement or redemption) of Notes on or after January 1, 2019, recently proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Under limited circumstances, a beneficial owner of Notes might be eligible for refunds or credits of such taxes. The rules under FATCA are complex. You should consult with your tax advisor regarding the implications of FATCA on an investment in the Notes.

UNDERWRITING

BofA Securities, Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement, dated the date hereof, among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the respective principal amounts of Notes set forth opposite its name below.

Underwriter	Principal Amount of the 2025 Notes	Principal Amount of the 2030 Notes
BofA Securities, Inc.	$111,500,000	$111,500,000
J.P. Morgan Securities LLC	111,500,000	111,500,000
Wells Fargo Securities, LLC	111,500,000	111,500,000
Deutsche Bank Securities Inc.	37,500,000	37,500,000
RBC Capital Markets, LLC	37,500,000	37,500,000
U.S. Bancorp Investments, Inc.	37,500,000	37,500,000
Fifth Third Securities, Inc.	15,000,000	15,000,000
PNC Capital Markets LLC	15,000,000	15,000,000
SunTrust Robinson Humphrey, Inc.	10,000,000	10,000,000
Siebert Williams Shank & Co., LLC	7,500,000	7,500,000
MUFG Securities Americas Inc.	5,500,000	5,500,000

Total	$500,000,000	$500,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Notes sold under the underwriting agreement if any of the Notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose to offer the Notes of each series initially to the public at the applicable public offering price set forth on the front cover of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.35% of the principal amount of the 2025 Notes and 0.40% of the principal amount of the 2030 Notes. The underwriters may allow, and dealers may reallow, a concession not to exceed 0.25% of the principal amount of the 2025 Notes and 0.25% of the principal amount of the 2030 Notes. After the initial offering, the public offering prices, concessions or any other selling terms of the offering may be changed.

The expenses of this offering, not including the underwriting discount, are estimated at $2.2 million and are payable by us.

New Issue of Notes

Each series of the Notes is a new issue of securities with no established trading market. We do not intend to apply for the listing of either series of the Notes on any securities exchange or for quotation of such Notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the Notes of each series after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. We cannot assure the liquidity of the trading markets for the Notes or that active trading markets for the Notes will develop or be sustained. If active trading markets for the Notes are not developed or sustained, the market prices and liquidity of the Notes may be adversely affected. If the Notes are traded, they may trade at a discount from their initial offering prices, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Price Stabilization and Short Positions

In connection with the offering, the underwriters may purchase and sell the Notes in the open market. These transactions may include short sales, stabilizing transactions and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of Notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market prices of such Notes while this offering is in progress.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market prices of the Notes. As a result, the prices of the Notes may be higher than the prices that might otherwise exist in the open market.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of the Notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have engaged in, and may in the future engage in, commercial and investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. In particular, the affiliates of some of the underwriters are participants in our unsecured revolving credit facility described in our filings with the SEC. They have received, or may in the future receive, customary fees and commissions or other payments for these transactions. Further, U.S. Bancorp Investments, Inc., one of the underwriters, is an affiliate of the trustee.

In addition, in the ordinary course of their business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers. Such investments and securities activities may involve securities and/or financial instruments of ours or our affiliates. If any of the underwriters or their respective affiliates has a lending relationship with us, certain of these underwriters or their respective affiliates routinely hedge, and certain others of these underwriters or their respective affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their respective affiliates would hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and financial instruments.

Notice to Investors

No action has been or will be taken in any country or jurisdiction outside the United States that would permit a public offering of the Notes, or the possession, circulation or distribution of this prospectus supplement or any material relating to us, in any country or jurisdiction where action for that purpose is required. Accordingly, the Notes included in this offering may not be offered, sold or exchanged, directly or indirectly, and neither this prospectus supplement nor any other offering material or advertisements in connection with this offering may be distributed or published, in or from any such country or jurisdiction, except in compliance with any applicable rules or regulations of any such country or jurisdiction.

Notice to Prospective Investors in the European Economic Area and the United Kingdom

This prospectus supplement has been prepared on the basis that any offer of Notes in any Member State of the European Economic Area (“EEA”) or the United Kingdom (“UK”) (in each case, a “Relevant State”) will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Notes. Accordingly, any person making or intending to make an offer in that Relevant State of Notes, which are the subject of the offering contemplated in this prospectus supplement, may only do so to legal entities which are qualified investors as defined in the Prospectus Regulation, provided that no such offer of Notes shall require the Company or any of the Representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation, in each case in relation to such offer.

Neither the Company nor the Representatives have authorized, nor do they authorize, the making of any offer of Notes to any legal entity which is not a qualified investor as defined in the Prospectus Regulation. Neither the Company nor the Representatives have authorized, nor do they authorize, the making of any offer of Notes through any financial intermediary, other than offers made by the Representatives, which constitute the final placement of the Notes contemplated in this prospectus supplement.

Each Representative has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Notes to any retail investor in any Relevant State. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”);

(ii)

a customer within the meaning of Directive (EU) 2016/97 (as amended, the “IDD”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; and

(iii)	not a qualified investor as defined in the Prospectus Regulation; and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes.

Each person in a Relevant State who receives any communication in respect of, or who acquires any Notes under, the offers to the public contemplated in this prospectus supplement, or to whom the Notes are otherwise made available, will be deemed to have represented, warranted, acknowledged and agreed to and with each Representative and the Company that it and any person on whose behalf it acquires Notes is: (1) a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation; and (2) not a “retail investor” (as defined above).

The Prospectus Regulation means Regulation (EU) 2017/1129 (as amended or superseded). References to Regulations or Directives include, in relation to the UK, those Regulations or Directives as they form part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 or have been implemented in UK domestic law, as appropriate.

The Notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the EEA or the UK. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA or the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”); (ii) fall within Article 49(2)(a) to (d) of the Order; (iii) are outside the United Kingdom; or (iv) are persons to whom invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of any securities may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Canada

The Notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the Notes.

The Notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (the “FinSA”) and no application has or will be made to admit the Notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the Notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the Notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in Australia

This prospectus supplement:

(i)	does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

(ii)

has not been, and will not be, lodged with the Australian Securities and Investments Commission (the “ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

(iii)

does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

(iv)

may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The Notes may not be, directly or indirectly, offered for subscription or purchased or sold, and no invitations to subscribe for or buy the Notes may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any Notes may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the Notes, you represent and warrant to us that you are an Exempt Investor.

As any offer of Notes under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the Notes, you undertake to us that you will not, for a period of 12 months from the date of issue of the Notes, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with the ASIC.

Notice to Prospective Investors in Korea

The Notes have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the “FSCMA”), and the Notes have been and will be offered in Korea as a private placement under the FSCMA. None of the Notes may be offered, sold or delivered, directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the “FETL”). The Notes have not been listed on any of the securities exchanges in the world, including, without limitation, the Korea Exchange in Korea. Furthermore, the purchaser of the Notes shall comply with all applicable regulatory requirements (including, but not limited to, requirements under the FETL) in connection with the purchase of the Notes. By the purchase of the Notes, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the Notes pursuant to the applicable laws and regulations of Korea.

Notice to Prospective Investors in Taiwan

The Notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and

Exchange Act of Taiwan that require a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the Notes in Taiwan.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 by a relevant person which is: (i) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (ii) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the Notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Hong Kong

The Notes have not been offered or sold and will not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the Notes has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The Notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the Notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in China

This prospectus supplement does not constitute a public offer of Notes, whether by sale or subscription, in the People’s Republic of China (the “PRC”). The Notes are not being offered or sold, directly or indirectly, in the PRC to, or for the benefit of, legal or natural persons of the PRC.

Further, no legal or natural persons of the PRC may, directly or indirectly, purchase any of the Notes or any beneficial interest therein without obtaining all prior PRC’s governmental approvals that are required, whether statutorily or otherwise. Persons who come into possession of this document are required by the Company and its representatives to observe these restrictions.

Notice to Prospective Investors in the Dubai International Financial Centre

This document relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (the “DFSA”). This document is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this document. The securities to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document you should consult an authorized financial advisor.

In relation to its use in the Dubai International Financial Centre (“DIFC”), this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities to which this document relates may not be offered or sold directly or indirectly to the public in the DIFC.

Notice to Prospective Investors in the United Arab Emirates

The Notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus supplement does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus supplement has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the DFSA.

LEGAL MATTERS

The legality of the Notes will be passed upon for us by Moore & Van Allen PLLC, Charlotte, North Carolina, and for the underwriters by Shearman  & Sterling LLP, New York, New York.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the SEC’s website at www.sec.gov and at the offices of the New York Stock Exchange located at 11 Wall Street, New York, New York 10005.

We make available free of charge through our website at www.nucor.com copies of the reports, proxy statements and other information we file with the SEC as soon as reasonably practicable after we file such documents electronically with the SEC. The information on our website or linked to or from our website is not incorporated by reference into, and does not constitute a part of, this prospectus supplement or the accompanying prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below that we previously filed with the SEC and all documents that we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (File No. 001-04119) prior to the termination of this offering (other than, in each case, any portion of these documents deemed to have been “furnished” and not “filed” with the SEC, including any exhibits related thereto):

•	our Annual Report on Form 10-K for the year ended December 31, 2019;

•	our Quarterly Report on Form 10-Q for the quarter ended April 4, 2020; and

•	our Current Reports on Form 8-K or Form 8-K/A filed on January 3, 2020, February 18, 2020, February 19, 2020, April 16, 2020 and May 18, 2020.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any subsequently filed document which also is or is deemed to be incorporated by reference into this prospectus supplement modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, upon written or oral request of any such person, a copy of any or all of the information that has been incorporated by reference into this prospectus supplement but not delivered with the prospectus supplement, excluding exhibits to a document unless an exhibit has been specifically incorporated by reference into that document. Such requests should be directed to the attention of our Corporate Secretary at the following address and telephone number:

Nucor Corporation

1915 Rexford Road

Charlotte, North Carolina 28211

Telephone: (704) 366-7000

PROSPECTUS

Nucor Corporation

Debt Securities

Common Stock

Preferred Stock

We may use this prospectus to offer and sell from time to time, together or separately, debt securities, common stock and preferred stock. The debt securities and preferred stock may be convertible into or exchangeable for common or preferred stock or other of our securities. Our common stock is listed and traded on the New York Stock Exchange under the symbol “NUE.”

We may offer and sell these securities to or through one or more underwriters or dealers, through one or more agents, or directly to purchasers, on a delayed or continuous basis. This prospectus provides you with a general description of the securities we may offer and sell. The specific terms of any securities to be offered will be provided in a supplement to this prospectus and, if applicable, a free writing prospectus. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus.

You should read this prospectus, any prospectus supplement and any related free writing prospectus carefully before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” on page 1 of this prospectus, as well as the other information contained in or incorporated by reference into this prospectus, any prospectus supplement and any related free writing prospectus, before making a decision to invest in our securities.

Our principal executive offices are located at 1915 Rexford Road, Charlotte, North Carolina 28211, and our telephone number at that location is (704) 366-7000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 17, 2017.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the “SEC,” using a “shelf” registration process. Under this process, we may offer and sell from time to time any combination of the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities we may offer and sell. Each time we sell securities pursuant to this prospectus, we will provide a supplement to this prospectus and, if applicable, a free writing prospectus that will contain specific information about the offering and the terms of the particular securities to be offered. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and in any prospectus supplement or free writing prospectus, you should rely on the information in that prospectus supplement or free writing prospectus, as applicable. You should carefully read this prospectus, any prospectus supplement and any related free writing prospectus, together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement of which this prospectus is a part, including the exhibits to the registration statement, provides additional information about us and the securities. Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference into this prospectus or by any other method as may then be permitted under applicable law, rules or regulations. The registration statement, including the exhibits to the registration statement and any post-effective amendment thereto, can be obtained from the SEC, as described under the heading “Where You Can Find More Information.”

You should rely only on the information contained in or incorporated by reference into this prospectus, the related prospectus supplement and any related free writing prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus, any prospectus supplement, any free writing prospectus or any document incorporated by reference is accurate as of any date other than the date on the cover page of the specific document or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

Except as otherwise indicated or unless the context requires otherwise, all references in this prospectus to “Nucor,” the “Company,” “we,” “us,” “our” and similar terms refer to Nucor Corporation and its consolidated subsidiaries.

RISK FACTORS

Investing in our securities involves risks. Before making an investment decision, you should carefully consider the discussion of risks and uncertainties under the heading “Risk Factors” contained in any applicable prospectus supplement and any related free writing prospectus, and under similar headings in our most recent Annual Report on Form 10-K (together with any material changes thereto contained in subsequently filed Quarterly Reports on Form 10-Q) and those contained in our other filings with the SEC, which are incorporated by reference into this prospectus. Additional risks and uncertainties not presently known to us or that we currently deem immaterial could materially affect our business, results of operations or financial position and cause the value of our securities to decline.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and any related free writing prospectus and the documents incorporated by reference herein and therein may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements containing words such as “expects,” “plans,” “strategy,” “projects,” “believes,” “opportunity,” “should,” “anticipates,” “desires” and similar expressions are intended to highlight or indicate forward-looking statements. These forward-looking statements reflect our best judgment based on current information, and although we base these statements on circumstances that we believe to be reasonable when made, there can be no assurance that future events will not affect the accuracy of such forward-looking information. As such, the forward-looking statements are not guarantees of future performance, and actual results may vary materially from the projected results and expectations discussed. Factors that might cause our actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (i) competitive pressure on sales and pricing, including pressure from imports and substitute materials; (ii) U.S. and foreign trade policies affecting steel imports or exports; (iii) the sensitivity of the results of our operations to prevailing steel prices and changes in the supply and cost of raw materials, including pig iron, iron ore and scrap steel; (iv) availability and cost of electricity and natural gas which could negatively affect our cost of steel production or could result in a delay or cancelation of existing or future drilling within our natural gas drilling programs; (v) critical equipment failures and business interruptions; (vi) market demand for steel products, which, in the case of many of our products, is driven by the level of nonresidential construction activity in the U.S.; (vii) impairment in the recorded value of inventory, equity investments, fixed assets, goodwill or other long-lived assets; (viii) uncertainties surrounding the global economy, including the severe economic downturn in construction markets and excess world capacity for steel production; (ix) fluctuations in currency conversion rates; (x) significant changes in laws or government regulations affecting environmental compliance, including legislation and regulations that result in greater regulation of greenhouse gas emissions that could increase our energy costs and our capital expenditures and operating costs or cause one or more of our permits to be revoked or make it more difficult to obtain permit modifications; (xi) the cyclical nature of the steel industry; (xii) capital investments and their impact on our performance; and (xiii) our safety performance. Additional information regarding the risks and uncertainties which may affect our business operations and financial performance can be found in our filings with the SEC. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

OUR COMPANY

Nucor and its affiliates manufacture steel and steel products. Nucor also produces direct reduced iron (“DRI”) for use in the Company’s steel mills. Through The David J. Joseph Company and its affiliates, the Company also processes ferrous and nonferrous metals and brokers ferrous and nonferrous metals, pig iron, hot briquetted iron and DRI. Most of the Company’s operating facilities and customers are located in North America. The Company’s operations include international trading and sales companies that buy and sell steel and steel products manufactured by the Company and others. Nucor is North America’s largest recycler, using scrap steel as the primary raw material in producing steel and steel products.

USE OF PROCEEDS

Unless we state otherwise in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities offered by this prospectus and the applicable prospectus supplement for general corporate purposes, which may include, but are not limited to, working capital, capital expenditures, advances for or investments in our subsidiaries or acquisitions, redemption and repayment of outstanding indebtedness, and purchases of our common stock.

We may temporarily invest any net proceeds prior to their use for the above purposes in U.S. government or agency obligations, commercial paper, money market funds, taxable and tax-exempt notes and bonds, variable-rate demand obligations, short-term investment grade securities, bank certificates of deposit or repurchase agreements collateralized by U.S. government or agency obligations. We may also deposit the net proceeds with banks.

RATIO OF EARNINGS TO FIXED CHARGES

Nucor’s historical ratio of earnings to fixed charges is shown in the table below. The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, “earnings” consists of pre-tax earnings/losses before adjustment for noncontrolling interests, plus earnings/losses from equity investments, plus fixed charges, amortization of capitalized interest and distributed income of equity investees, less interest capitalized and pre-tax earnings in noncontrolling interests in subsidiaries that have not incurred fixed charges. “Fixed charges” consists of interest cost and amortization of bond issuance costs and settled swaps and estimated interest on rent expense.

	Year Ended December 31,					Six Months Ended July 1, 2017	Six Months Ended July 2, 2016
	2012	2013	2014	2015	2016
Ratio of Earnings to Fixed Charges	4.54	5.30	7.11	1.80	7.42	11.99	6.57

DESCRIPTION OF OUR DEBT SECURITIES

The following description sets forth general terms and provisions of the debt securities that we may offer under this prospectus and the applicable prospectus supplement. We will provide additional or different terms of the debt securities in the applicable prospectus supplement.

We will issue debt securities under an indenture, dated as of August 19, 2014, between Nucor and U.S. Bank National Association, as trustee. We refer to this indenture as the “Indenture.”

The following description summarizes some of the provisions of the Indenture. However, we have not described every aspect of the debt securities. In the summary below, we have included references for section numbers of the Indenture so that you can easily locate the applicable provisions. You should refer to the Indenture for a complete description of its provisions, because the Indenture, and not this description, will define your rights as a holder of the debt securities. Whenever we refer to particular sections or defined terms of the Indenture in this prospectus or in any applicable prospectus supplement, we are incorporating by reference those sections or defined terms into this prospectus or the applicable prospectus supplement.

We have filed the Indenture as an exhibit to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC. See “Where You Can Find More Information” for information on how to obtain a copy of the Indenture and any supplements thereto.

General

The Indenture does not limit the aggregate principal amount of debt securities that we may issue under the Indenture and provides that we may issue debt securities from time to time in one or more series. (Section 2.01). In addition, neither the Indenture nor the debt securities will limit or otherwise restrict the amount of senior indebtedness that we or our subsidiaries may incur.

Previously, we entered into an indenture, dated as of January 12, 1999, with The Bank of New York Mellon (the “1999 Indenture”). As of July 1, 2017, under the 1999 Indenture, we had outstanding approximately:

•	$600,000,000 of 5.750% Notes due 2017;

•	$500,000,000 of 5.850% Notes due 2018;

•	$600,000,000 of 4.125% Notes due 2022;

•	$500,000,000 of 4.000% Notes due 2023;

•	$650,000,000 of 6.400% Notes due 2037; and

•	$500,000,000 of 5.200% Notes due 2043.

The debt securities will be our unsecured obligations and will rank equally and ratably with all of our other existing and future unsecured and unsubordinated indebtedness, including the notes outstanding under the 1999 Indenture. The debt securities will be subordinated to our existing and future secured indebtedness and that of our subsidiaries and to any existing and future unsecured, unsubordinated indebtedness of our subsidiaries. In other words, if we should default on our debt, we will not make payments on the debt securities until we have fully paid off our secured indebtedness and that of our subsidiaries and any unsecured, unsubordinated indebtedness of our subsidiaries.

The particular terms of each issue of debt securities, as well as any modifications or additions to the general terms of the Indenture applicable to the issue of debt securities, will be described in the applicable prospectus supplement.

This description will contain all or some of the following, as applicable:

•	the title of the series of debt securities;

•	the aggregate principal amount and denominations;

•	the maturity or maturities;

•	the offering price and the amount we will receive from the sale of the debt securities;

•	the interest rate or rates, or their method of calculation, for the debt securities, which rate or rates may vary from time to time;

•	the date or dates on which principal of and premium, if any, on the debt securities is payable;

•	the date or dates from which interest on the debt securities will accrue and the record date or dates for payments of interest or the methods by which any such dates will be determined;

•	the place or places where principal of, premium, if any, and interest, if any, on the debt securities is payable;

•	the terms of any sinking fund and analogous provisions with respect to the debt securities;

•

the respective redemption and repayment rights, if any, of Nucor and of the holders of the debt securities and the related redemption and repayment prices and any limitations on the redemption or repayment rights;

•

the conversion price and other terms of any debt securities that a holder may convert into or exchange for our other securities before our redemption, repayment or repurchase of those convertible debt securities;

•	any addition to or change in the covenants or events of default relating to any of the debt securities;

•

any trustee or fiscal or authenticating or payment agent, issuing and paying agent, calculation agent, transfer agent or registrar or any other person or entity to act in connection with the debt securities for or on behalf of the holders thereof or the Company or an affiliate;

•

whether the debt securities are to be issuable initially in temporary global form and whether any such debt securities are to be issuable in permanent global form and, if so, whether beneficial owners of interests in any such permanent global security may exchange the interests for debt securities of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur;

•	the listing of the debt securities on any securities exchange or inclusion in any other market or quotation or trading system; and

•	any other specific terms, conditions and provisions of the debt securities. (Section 2.02).

Unless the applicable prospectus supplement provides differently, the trustee will register the transfer of any debt securities at its offices. (Section 2.05).

Unless the applicable prospectus supplement provides differently, we will issue the debt securities in fully registered form without coupons and in denominations of $1,000 or any integral multiple of $1,000. (Section 2.03). There will be no service charge for any exchange or registration or transfer of the debt securities, although we may require that purchasers of the debt securities pay any tax or other governmental charge that may be imposed in connection therewith. (Section 2.05).

We may issue debt securities as original issue discount securities, to be sold at a substantial discount below their principal amount. The applicable prospectus supplement will describe any special federal income tax and other considerations applicable to these securities.

Restrictive Covenants

We will describe any restrictive covenants for any series of debt securities in the applicable prospectus supplement.

Consolidation, Merger and Sale of Assets

Without the consent of the holders of any of the outstanding debt securities, we may consolidate with or merge into any other corporation, or convey or transfer our properties and assets substantially as an entirety to any person, as long as:

•	the successor is a corporation organized and existing under the laws of the United States of America or any State or the District of Columbia;

•	the successor corporation assumes our obligations on the debt securities and under the Indenture;

•

immediately after giving effect to the transaction, no event of default, and no event that, after notice or lapse of time, or both, would become an event of default, has occurred and is continuing; and

•	other conditions described in the Indenture are met. (Section 12.01).

Accordingly, the holders of debt securities may not have protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders. The existing protective covenants applicable to the debt securities would continue to apply to us in the event of a leveraged buyout initiated or supported by us, our management, or any of our affiliates or their management, but may not prevent such a transaction from taking place.

Events of Default

The following are “events of default” with respect to debt securities of any series, unless it is either inapplicable to a particular series or is specifically deleted or modified in any supplemental indenture or other document under which such series is issued:

•

default in the payment of any interest installment with respect to any of the debt securities of that series, as and when the same shall become due and payable, and continuance of such default for a period of ten (10) days after receipt by us of written notice of the default from any holder of debt securities or the trustee;

•

default in the payment of principal of or premium, if any, on any of the debt securities of that series, as and when the same shall become due and payable either at maturity, upon redemption, by declaration or otherwise, and continuance of such default for a period of ten (10) days after receipt by us of written notice of the default from any holder of debt securities or the trustee;

•

default in the making of any payment for a sinking, purchase or analogous fund provided for in respect of any of the debt securities of that series, as and when the same shall become due and payable, and continuance of such default for a period of ten (10) days after receipt by us of written notice of such default from any holder of debt securities or the trustee;

•

failure by us to observe or perform any other covenant or agreement in respect of debt securities of that series, or in the Indenture with respect to that series, for a period of ninety (90) days after the trustee gives us written notice, or holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series give us and the trustee written notice of default; and

•	certain events of bankruptcy, insolvency and reorganization as more fully described in the Indenture. (Section 7.01).

The applicable prospectus supplement will describe any additional events of default that may be added to the Indenture for a particular series of debt securities. (Section 7.01). No event of default with respect to a particular series of debt securities issued under the Indenture necessarily constitutes an event of default with respect to any other series of debt securities issued under the Indenture.

The Indenture provides that the trustee will, within ninety (90) days after the occurrence of a default with respect to the debt securities of any series, mail to the holders of those debt securities notice of all uncured defaults known to it; provided, that except in the case of default in payment of the principal of, premium, if any, or interest, if any, on any of the debt securities of that series, the trustee may withhold the notice if and so long as it in good faith determines that withholding the notice is in the interests of the holders of the debt securities of that series. The term “default” for the purpose of this provision means any event that is, or after notice or lapse of time or both would be, an event of default with respect to the debt securities of such series. (Section 7.08).

If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, unless the principal of all of the debt securities of that series has already become due and payable, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice in writing to us, may declare the principal amount (or, the portion of the principal amount as may be specified in the terms of the series) of all the debt securities of that series to be due and payable immediately. (Section 7.01). Prior to any declaration accelerating the maturity of any series of debt securities, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, on behalf of the holders of all debt securities of that series, waive any past default or event of default under the Indenture with respect to the debt securities of that series and its consequences except a default (i) in the payment of the principal of, premium, if any, or interest, if any, on any debt securities of that series or (ii) in respect of a covenant or provision under the Indenture applicable to that series that cannot be modified or amended without the consent of the holder of each outstanding debt security of that series. (Section 7.07). At any time after making a declaration of acceleration with respect to debt securities of any series, but before obtaining or entering of a judgment or decree for the payment of money, the holders of a majority in aggregate principal amount of outstanding debt securities of the series may, in some circumstances, rescind and annul the acceleration. (Section 7.01).

The Indenture provides that, except for the duty of the trustee in the case of an event of default to act with the required standard of care, the trustee will be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request, order or direction of any of the holders, unless the holders have offered to the trustee reasonable security or indemnity. (Sections 8.01 and 8.02).

The Indenture provides that the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee in respect of the debt securities of that series, except for cases in which the trustee being advised by counsel in writing determines that the action or proceeding may not lawfully be taken or would be in conflict with the terms of the Indenture or if the determination is made that the action or proceeding would involve the trustee in personal liability or would be unduly prejudicial to the holders of the debt securities of that series not joining in the direction. (Section 7.07). Otherwise, a holder of debt securities of a series may not pursue any remedy with respect to the Indenture or any debt securities of that series unless:

•	such holder of debt securities of that series gives us and the trustee written notice of a continuing default;

•	the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding make a written request to the trustee, with a copy to us, to pursue the remedy;

•

the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding offer the trustee reasonable security or indemnity satisfactory to the trustee against any costs, expenses and liabilities incurred in connection therewith;

•	the trustee does not institute any action, suit or proceeding within sixty (60) days after receipt of the notice, request and offer of indemnity; and

•

during such sixty (60)-day period, the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding do not give the trustee a direction that is inconsistent with such written request.

However, these limitations do not apply to the right of any holder of any debt securities to receive payment of the principal of, premium, if any, and interest, if any, on the debt securities of a series or to bring suit for the enforcement of any such payment on or after the due date expressed in the debt securities, which right shall not be impaired or affected without the consent of the holder. (Section 7.04).

We are required to furnish annually to the trustee a statement as to our performance and observance of and compliance with the terms, provisions, covenants and conditions of the Indenture and as to any default in our performance, observance or compliance. (Section 5.06).

Global Securities

We may issue the debt securities of a series as one or more fully registered global securities. We will deposit the global securities with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to the series. We will register the global securities in the name of the depositary or its nominee. In such case, one or more global securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding debt securities of the series represented by the global security or securities. Until any global security is exchanged, in whole or in part, for debt securities in definitive certificated form, the depositary or its nominee may not transfer the global certificate except as a whole to each other, another nominee or to their successors and except as described in the applicable prospectus supplement. (Section 2.11).

The applicable prospectus supplement will describe the specific terms of the depositary arrangement with respect to a series of debt securities that a global security will represent.

Modification of the Indenture

The Indenture provides that we and the trustee may, without the consent of any holders of debt securities, enter into supplemental indentures for the purposes, among other things, of:

•	adding further events of default or other covenants, restrictions or conditions for the benefit of the holders of all or any series of debt securities;

•	establishing the form or terms of any series of debt securities; or

•

clarifying or curing ambiguities or inconsistencies in the Indenture or making other provisions in regard to matters or questions arising under the Indenture or any supplemental indenture or debt securities of a series, which will not adversely affect the interests of the holders of any affected series of debt securities in any material respect. (Section 11.01).

We and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each series to be affected, may execute supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or debt security of a series or of modifying in any manner the rights of the holders of the debt securities of that series to be affected, except that no such supplemental indenture may, without the consent of the holders of all debt securities of that series then outstanding:

•

change the fixed maturity (which term for these purposes does not include payments due pursuant to any sinking, purchase or analogous fund) of any debt securities, reduce the principal amount thereof, reduce the rate or extend the time of payment of interest thereon, reduce any premium payable upon the redemption thereof, or impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof (or, in the case of redemption on or after the redemption date, without the consent of the holder of each debt security so affected); or

•	reduce the percentage of debt securities of a series required to approve any such supplemental indenture. (Section 11.02).

The Effect of Our Corporate Structure on Our Payment of the Debt Securities

The debt securities are the obligations of Nucor exclusively. Because our operations are currently conducted in significant part through subsidiaries, the cash flow and our consequent ability to service our debt, including the debt securities, are dependent, in part, upon the earnings of our subsidiaries and the distribution of those earnings to us or upon loans or other payments of funds by those subsidiaries to us. Our subsidiaries are separate and distinct legal entities. They have no obligation, contingent or otherwise, to pay any amounts due on the debt securities or to make any funds available for our payment of any amounts due on the debt securities, whether by dividends, loans or other payments. In addition, our subsidiaries’ payments of dividends and making of loans and advances to us may be subject to statutory or contractual restrictions and are contingent upon the earnings of those subsidiaries and various business considerations.

The debt securities will be effectively subordinated to all indebtedness and other liabilities, including current liabilities and commitments under leases, if any, of our subsidiaries. Any right of ours to receive assets of any of our subsidiaries upon liquidation or reorganization of the subsidiary (and the consequent right of the holders of the debt securities to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors (including trade creditors), except to the extent that we are recognized as a creditor of the subsidiary, in which case our claims would still be subordinated to any security interests in the subsidiary’s assets and any of the subsidiary’s indebtedness senior to that which we hold.

No Restriction on Sale or Issuance of Stock of Subsidiaries

The Indenture contains no covenant that we will not sell, transfer or otherwise dispose of any shares of, securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, voting stock of any of our subsidiaries. It also does not prohibit any subsidiary of Nucor from issuing any shares of, securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, such subsidiary’s voting stock.

No Personal Liability of Incorporators, Stockholders, Officers, Directors or Employees

No recourse for the payment of the principal of, premium, if any, or interest, if any, on any debt securities issued under the Indenture, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any of our obligations, covenants or agreements in the Indenture or in a supplemental indenture or in any debt securities issued under the Indenture, or because of the creation of any indebtedness represented thereby, will be had against any of our incorporators, stockholders, officers, directors or employees or of any successor person thereof. Each holder, by accepting debt securities issued under the Indenture, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the debt securities. This waiver may not be effective to waive liabilities under the federal securities laws. (Section 14.01).

Reports to Holders and SEC Reports

We will, so long as any debt securities of any series are outstanding, file with the trustee and the SEC, and transmit to holders of debt securities, the information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act of 1939, as amended, at the times and in the manner provided in that Act; provided, that any such information, documents or other reports required to be filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act will be filed with the trustee within thirty (30) days after the information, documents or other reports are required to be filed with the SEC. All such required information, documents and other reports will be deemed filed with the trustee and transmitted to holders of debt securities at the time such information, documents or other reports are publicly filed with the SEC via the SEC’s

EDGAR filing system (or any successor system); provided, however, that the trustee will have no responsibility to determine whether or not such filing has taken place. (Section 6.04).

Regarding the Trustee

U.S. Bank National Association is the trustee under the Indenture. Notice to the trustee should be directed to:

U.S. Bank National Association

214 North Tryon Street, 27th Floor

Charlotte, North Carolina 28202

Attention: Global Corporate Trust Services

DESCRIPTION OF OUR COMMON STOCK

The following description of certain terms of our common stock does not purport to be complete and is qualified in its entirety by reference to our Restated Certificate of Incorporation (the “Restated Certificate of Incorporation”), our Bylaws (the “Bylaws”) and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”). We encourage you to review complete copies of the Restated Certificate of Incorporation and the Bylaws, which we have previously filed with the SEC. See “Where You Can Find More Information.”

General

Our authorized capital stock consists of 800,000,000 shares of common stock, par value $0.40 per share, and 250,000 shares of preferred stock, par value $4.00 per share, 200,000 shares of which have been designated as Series A Junior Participating Preferred Stock. As of July 1, 2017, 319,425,944 shares of our common stock were issued and outstanding (not including treasury shares) and no shares of our preferred stock were issued and outstanding.

The holders of our common stock are entitled to have dividends declared in cash, property or other securities out of any of our net profits or net assets legally available therefor as and when declared by our board of directors. This dividend right is subject to any preferential dividend rights we may grant to the persons who hold preferred stock, if any. In the event of the liquidation or dissolution of our business, the holders of common stock will be entitled to receive ratably the balance of net assets available for distribution after satisfaction of creditors and the payment of any liquidation or distribution preference payable with respect to any then outstanding shares of our preferred stock. Each share of common stock is entitled to one vote with respect to all matters submitted to a vote of stockholders, except for the election of any directors with respect to which stockholders have cumulative voting rights.

The issued and outstanding shares of our common stock are, and any shares of common stock offered by a prospectus supplement upon issuance and payment therefor will be, fully paid and nonassessable. Holders of our common stock do not have any preemptive or conversion rights, and we may not make further calls or assessments on our common stock. There are no redemption or sinking fund provisions applicable to our common stock.

Our common stock is listed and traded on the New York Stock Exchange under the symbol “NUE.”

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York 11219.

Anti-Takeover Effects of Delaware Law, the Restated Certificate of Incorporation and the Bylaws

Certain provisions of the DGCL, the Restated Certificate of Incorporation and the Bylaws may have the effect of delaying, deferring or discouraging another person from acquiring control of the Company, including takeover attempts that might result in a premium over the market price for the shares of common stock.

Delaware Law

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time that the person became an “interested stockholder,” unless:

•

before the person became an “interested stockholder,” the board of directors of the corporation approved either the transaction that would result in a business combination or the transaction which resulted in the stockholder becoming an “interested stockholder”;

•

upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the “interested stockholder” owned at least 85% of the voting stock of the corporation that was outstanding at the time the transaction commenced. For purposes of determining the number of shares outstanding, shares owned by directors who are also officers of the corporation and shares owned by employee stock plans, in specified instances, are excluded; or

•

at or after the time the person became an “interested stockholder,” the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the “interested stockholder.”

A “business combination” is defined generally to include mergers or consolidations between a Delaware corporation and an “interested stockholder,” transactions with an “interested stockholder” involving the assets or stock of the corporation or any majority-owned subsidiary, transactions which increase an “interested stockholder’s” percentage ownership of stock of the corporation or any majority-owned subsidiary, and receipt by the “interested stockholder” of various financial benefits provided by or through the corporation or any majority-owned subsidiary. In general, an “interested stockholder” is defined as any person or entity that is the beneficial owner of at least 15% of a corporation’s outstanding voting stock or is an affiliate or associate of the corporation and was the beneficial owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date of determination if such person is an “interested stockholder.”

A Delaware corporation may opt out of this provision with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. However, we have not opted out of this provision. The statute could prohibit or delay mergers or other takeover or change-in-control attempts and, accordingly, may discourage attempts to acquire us.

The Restated Certificate of Incorporation and the Bylaws

The Restated Certificate of Incorporation and the Bylaws contain the following provisions that could have the effect of delaying, deferring or preventing a change in control of the Company:

•

Fixing and Changing Number of Directors. The Bylaws allow our board of directors to fix the number of directors within a specified range, preventing a potential acquirer from increasing the size of the board and nominating its slate of candidates to fill the newly-created directorships.

•

Removal of Directors. Under the Restated Certificate of Incorporation, our stockholders are prohibited from calling a special meeting of stockholders or acting by written consent in lieu of a meeting to remove directors without cause. Thus, a potential acquirer would not be able to remove existing directors except at an annual meeting of stockholders.

•

Enhanced Voting Requirements for Transaction with Interested Party. The Restated Certificate of Incorporation contains enhanced voting requirements for certain business combinations and transactions involving greater than 10% stockholders.

•

Amendment to the Restated Certificate of Incorporation. The Restated Certificate of Incorporation contains enhanced voting requirements to amend certain provisions of the Restated Certificate of Incorporation.

•	Amendment to the Bylaws. The Bylaws contain enhanced voting requirements for stockholders to amend, alter or repeal the Bylaws.

•	Advance Notification. The Bylaws contain advance notice requirements for stockholder proposals and director nominations.

•

Issuance of Preferred Stock. The Restated Certificate of Incorporation gives our board of directors the authority to issue, without stockholder approval, preferred stock with designations and rights that the board may determine.

Limitations of Liability and Indemnification of Directors and Officers

Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful, except that, in the case of an action by or in the right of the corporation, no indemnification may be made in respect of any claim, issue or matter as to which such person is adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper. The Restated Certificate of Incorporation provides that we will indemnify and advance expenses to our directors and officers to the fullest extent permitted by law.

Section 102(b)(7) of the DGCL permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payment of dividends or purchase or redemption of shares; or (iv) for any transaction from which the director derived an improper personal benefit. Neither the Restated Certificate of Incorporation nor the Bylaws contain such a provision.

Section 145 of the DGCL also permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation. We maintain directors’ and officers’ liability insurance for our directors and officers.

DESCRIPTION OF OUR PREFERRED STOCK

The following is a description of general terms and provisions of the preferred stock. The particular terms of any series of preferred stock will be described in the applicable prospectus supplement.

All of the terms of the preferred stock are, or will be, contained in the Restated Certificate of Incorporation, a Certificate of Amendment to the Restated Certificate of Incorporation or any resolutions which may be adopted by our board of directors relating to any series of the preferred stock, which will be filed with the SEC at or before the time we issue a series of the preferred stock.

The Restated Certificate of Incorporation authorizes us to issue 250,000 shares of preferred stock, par value $4.00 per share, 200,000 shares of which have been designated as Series A Junior Participating Preferred Stock. We may amend the Restated Certificate of Incorporation from time to time to increase the number of authorized shares of preferred stock. Such an amendment would require the approval of the holders of the voting capital stock entitled to vote on such an amendment in accordance with the terms of the Restated Certificate of Incorporation. As of July 1, 2017, we had no shares of preferred stock outstanding.

Our board of directors is authorized to designate the following with respect to each new series of preferred stock:

•	the title and stated value of the series;

•	the number of shares in each series;

•	the dividend rates and dates of payment and whether dividends will be cumulative and, if cumulative, the date from which dividends will accumulate;

•	voluntary and involuntary liquidation preferences and the liquidation price and liquidation premium, if any, applicable to the series;

•	redemption prices, if redeemable, and the terms and conditions of such redemption;

•	the rights, if any, and the terms and conditions on which shares can be converted into shares of any other series or class;

•	the voting rights, if any; and

•	any other applicable terms.

The preferred stock, when issued in exchange for full consideration, will be fully paid and nonassessable. We will pay dividends and make distributions in the event of our liquidation, dissolution or winding up first to holders of our preferred stock and then to holders of our common stock.

Although it has no present intention to do so, our board of directors, without stockholder approval, may issue preferred stock with voting and conversion rights, which could adversely affect the voting power of the holders of common stock. If we issue preferred stock, it may have the effect of discouraging, delaying or preventing a change in control.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	to or through underwriters or dealers;

•	through agents; or

•	directly to purchasers.

The prospectus supplement with respect to each offering of securities will set forth the specific plan of distribution and the terms of the offering, including:

•	the names of any underwriters, dealers or agents;

•	the purchase price or initial public offering price of the securities;

•	the net proceeds from the sale of the securities;

•	the use of the net proceeds;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or re-allowed or paid to dealers; and

•	any commissions paid to agents.

We may designate agents to solicit purchases for the period of their appointment and to sell securities on a continuing basis, including pursuant to “at the market offerings.”

We may offer these securities to the public through underwriting syndicates represented by managing underwriters or through underwriters without a syndicate. If underwriters are used, we will enter into an underwriting agreement with the underwriters at the time of the sale of the securities and the securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to customary conditions precedent and the underwriters will be obligated to purchase all the offered securities if any of the securities are purchased. Underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Underwriters and agents may from time to time purchase and sell the securities described in this prospectus and the applicable prospectus supplement in the secondary market, but are not obligated to do so. No assurance can be given that there will be a secondary market for the securities or liquidity in the secondary market if one develops. From time to time, underwriters and agents may make a market in the securities.

In order to facilitate the offering of the securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of these securities or any other securities the prices of which may be used to determine payments on these securities. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the debt securities for their own accounts. In addition, to cover over-allotments or to stabilize the price of the securities or of any other securities, the underwriters may bid for, and purchase, the securities or any other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering, if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters are not required to engage in these activities, and may suspend or terminate any of these activities at any time.

Underwriters named in an applicable prospectus supplement are, and dealers and agents named in an applicable prospectus supplement may be, deemed to be “underwriters” within the meaning of the Securities Act in connection with the securities offered thereby, and any discounts or commissions they receive from us and any profit on their resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. We may have agreements with the underwriters, dealers or agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments they may be required to make. Underwriters, dealers or agents and their respective affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiaries and affiliates in the ordinary course of business.

If indicated in an applicable prospectus supplement, we may authorize dealers acting as our agents to solicit offers from some institutions to purchase our securities at the public offering price given in that supplement under “Delayed Delivery Contracts” providing for payment and delivery on the date or dates stated in such supplement. Each contract will be for an amount not less than, and the aggregate principal amount of securities sold under the contracts will not be less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to our approval. Contracts will not be subject to any conditions except that:

•

the purchase by an institution of the securities covered by its contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject; and

•	if the securities are being sold to underwriters, we will have sold to the underwriters the total principal amount of the securities less the principal amount covered by contracts.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the applicable prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The applicable prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us or our subsidiaries and affiliates in the ordinary course of business.

Unless indicated in the applicable prospectus supplement, we do not expect to apply to list any series of debt securities on a securities exchange.

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. The applicable prospectus supplement may provide that the original issue date for your securities may be more or less than three scheduled business days after the trade date for your securities.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Moore & Van Allen PLLC, Charlotte, North Carolina. Some attorneys with Moore & Van Allen PLLC own shares of our common stock.

If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel for underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated into this prospectus by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Any statement made by us in this prospectus concerning a contract, agreement or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement and the documents that we reference below under the heading “Information Incorporated by Reference” for a more complete understanding of the contract, agreement or other document. Each such statement is qualified in all respects by reference to the contract, agreement or other document to which it refers.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s web site at http://www.sec.gov and at the offices of the New York Stock Exchange located at 11 Wall Street, New York, New York 10005.

We make available free of charge through our web site at http://www.nucor.com copies of the reports, proxy statements and other information we file with the SEC as soon as reasonably practicable after we file such documents electronically with the SEC. The information on our web site is not a part of this prospectus or any applicable prospectus supplement.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus and any prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus and any prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below that we previously filed with the SEC and all documents that we subsequently file with the SEC pursuant to

Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (File No. 001-04119) prior to the termination of the offering of the securities described in this prospectus (other than, in each case, any portion of these documents deemed to have been “furnished” and not “filed” with the SEC, including any exhibits related thereto):

•	our Annual Report on Form 10-K for the year ended December 31, 2016;

•	our Quarterly Reports on Form 10-Q for the quarters ended April 1, 2017 and July 1, 2017;

•	our Current Reports on Form 8-K filed on February 21, 2017 and May 16, 2017; and

•

the description of our common stock contained in Exhibit 99.1 to our Current Report on Form 8-K filed on September 14, 2010, including any amendment or report filed for the purpose of updating such description.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus or any prospectus supplement to the extent that a statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference into this prospectus modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with the prospectus, excluding exhibits to a document unless an exhibit has been specifically incorporated by reference into that document. Such requests should be directed to the attention of our Corporate Secretary at the following address and telephone number:

Nucor Corporation

1915 Rexford Road

Charlotte, North Carolina 28211

Telephone: (704) 366-7000

$1,000,000,000

$500,000,000 2.000% Notes due 2025

$500,000,000 2.700% Notes due 2030

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BofA Securities

J.P. Morgan

Wells Fargo Securities

Deutsche Bank Securities

RBC Capital Markets

US Bancorp

Co-Managers

Fifth Third Securities

PNC Capital Markets LLC

SunTrust Robinson Humphrey

Siebert Williams Shank

MUFG

May 20, 2020